UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MPS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies: 93,330,011 outstanding common stock (includes 5,603,450 restricted shares) and options to purchase 3,825,601 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $13.80 per outstanding share of common stock (including restricted shares) plus $23,350,317 in the aggregate to cash out options to purchase shares of common stock

(4)	Proposed maximum aggregate value of transaction: $1,311,304,469

(5)	Total fee paid: $73,170

☐	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

[                    ], 2009

DEAR MPS GROUP, INC. SHAREHOLDERS:

On October 19, 2009, the Board of Directors of MPS Group, Inc. (the “Company”) approved, and the Company subsequently entered into, an Agreement and Plan of Merger (the “merger agreement”), by and among Adecco, Inc. (“Adecco”), Jaguar Acquisition Corp. (“Merger Sub”) and the Company. If the merger is completed pursuant to the merger agreement, you will be entitled to receive $13.80 in cash, without interest, for each share of common stock of the Company you own.

You will be asked, at a special meeting of the Company’s shareholders, to vote to approve the merger agreement. The Board of Directors has unanimously determined that it is fair to, and in the best interests of, the Company and its shareholders, and declared it advisable to enter into the merger agreement and approved the execution, delivery and performance of the merger agreement and the completion of the transactions contemplated thereby, including the merger. The Board of Directors recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement.

On behalf of the Board of Directors and management of the Company, we cordially invite you to attend a special meeting of shareholders (the “Special Meeting”) to be held on [                    ], 2009, at [                                ], at [            ], local time. The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Special Meeting.

Only holders of record of shares of common stock at the close of business on [                    ], 2009, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters that properly come before the Special Meeting.

It is very important that your shares be represented at the Special Meeting. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on it. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement. Regardless of whether you plan to attend, you are requested to mark, sign, date, and promptly return the enclosed proxy card in the envelope provided, or vote in any other manner described on your proxy card. If you attend the Special Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent, Georgeson, toll-free at [                    ]. If your broker, bank, trustee or other nominee holds your shares, you should also call your broker, bank, trustee or other nominee for additional information.

Sincerely,

DEREK E. DEWAN	TIMOTHY D. PAYNE
Chairman of the Board of Directors	President and Chief Executive Officer

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2009

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that a special meeting of shareholders (the “Special Meeting”) of MPS Group, Inc. (the “Company”) will be held on [                    ], 2009, at [    ], local time, at [                                                     ].

The Special Meeting will be held for the following two purposes:

1.	To approve the Agreement and Plan of Merger, dated as of October 19, 2009, by and among Adecco, Inc., Jaguar Acquisition Corp. and MPS Group, Inc. (the “merger agreement”); and

2.	To approve the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies.

Pursuant to Section 607.1302 of the Florida Business Corporation Act, shareholders who vote against the proposal to approve the merger agreement will NOT be eligible to assert appraisal rights.

All shareholders are cordially invited to attend the Special Meeting; however, only shareholders of record at the close of business on [    ], 2009 are entitled to notice of, and to vote at, the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held

on [                    ], 2009

Pursuant to rules promulgated by the Securities and Exchange Commission we have elected to provide access to our proxy materials both by sending you this full set of proxy materials including a proxy card and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement is available at http://www.mpsgroup.com/proxy/.

By Order of the Board of Directors,

GREGORY D. HOLLAND Senior Vice President, Chief Legal Officer, and Secretary

Dated: [                    ], 2009

Jacksonville, Florida

Regardless of whether you expect to attend the Special Meeting, please mark, sign, date, and return the enclosed proxy card in the enclosed self-addressed envelope, postage for which has been provided, or vote in any other manner described on your proxy card. Your prompt response is appreciated.

i

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement. You should carefully read this entire proxy statement, including the attached Annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

•	The Merger Parties

MPS Group, Inc.

MPS Group, Inc., a Florida corporation (“MPS Group,” “we,” or “us”), is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, accounting and finance, law, engineering, marketing and creative, property, and healthcare and delivers its services to businesses and government entities in the United States, Europe, Canada, Australia, and Asia. Our principal executive offices are located at 1 Independent Drive, Jacksonville, Florida 32202, and our telephone number is (904) 360-2000.

Adecco, Inc.

Adecco, Inc., a Delaware corporation (“Adecco”), is a direct subsidiary of Adecco SA., the parent company of the Adecco Group a leading provider of human resources solutions. The services it offers fall into the broad categories of temporary staffing, permanent placement, outsourcing, consulting and outplacement. Its principal executive office is located at 175 Broad Hollow Road, Melville, New York 11747, and its telephone number is (631) 844-7800.

Jaguar Acquisition Corp.

Jaguar Acquisition Corp., a Florida corporation and wholly owned subsidiary of Adecco (“Merger Sub”), was formed solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist and MPS Group will continue as the surviving corporation. Merger Sub’s principal executive office is located at 175 Broad Hollow Road, Melville, New York 11747, and its telephone number is (631) 844-7800.

•	The Special Meeting (page 11)

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors, referred to as the board, for use at the special meeting. This proxy statement and the accompanying proxy card are first being furnished to our shareholders on or about [                    ], 2009.

Date, Time and Place

The special meeting of shareholders will be held at [        ] (local time), on [                    ], 2009, at [            ].

Purpose

You will be asked to consider and vote upon a proposal to approve the merger agreement. The merger agreement provides that Merger Sub will merge with and into MPS Group, and MPS Group will become a wholly owned subsidiary of Adecco.

You will also be asked to vote to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies.

Record Date; Shareholders Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of common stock as of the close of business on [                    ], 2009, the record date for the special meeting. You will have one vote on each matter submitted to a vote at the special meeting for each share that you owned as of the close of business on the record date.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, constitutes a quorum.

If a quorum is not present, the holders of a majority of the shares represented who would be entitled to vote at the special meeting if a quorum were present may adjourn such meeting so the holders of the number of shares required to constitute a quorum can be obtained.

If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting, or additional votes must be solicited to approve the merger agreement, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required

Approval of the merger agreement requires the affirmative vote of holders of at least a majority of shares of common stock outstanding and entitled to vote at the special meeting. As of the record date, there were [            ] shares of common stock outstanding.

Effect of Abstentions on Voting

Abstentions, broker non-votes and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement. It is very important that ALL of our shareholders vote their shares of common stock, so please promptly complete and return the enclosed proxy card or vote by telephone or over the Internet.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial shareholders. We have also hired Georgeson to assist in the solicitation of proxies. For more information about the special meeting, see “The Special Meeting,” beginning on page 11.

•	Board Recommendation

Our board has determined that the merger agreement and the merger are advisable and in the best interests of our shareholders, has unanimously adopted and approved the merger agreement and unanimously recommends that our shareholders vote FOR the approval of the merger agreement. The board also unanimously recommends that you vote FOR approval of adjournments of the special meeting, if necessary, to permit solicitation of further proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

•	The Merger and the Merger Agreement

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Adecco, will be merged with and into MPS Group. MPS Group will continue as the surviving corporation of the merger and become a wholly owned subsidiary of Adecco.

MPS Group Common Stock

At the effective time of the merger, each issued and outstanding share of common stock (excluding any common stock subject to vesting or other lapse restrictions that would not by its terms automatically vest and become free of restrictions) will be converted into the right to receive $13.80 in cash, without interest and less any required withholding of taxes in exchange for surrender of the certificate formerly representing such share, or in the case of non-certificated shares, surrender of the non-certificated share in accordance with instructions to be provided by the paying agent. After the effective time of the merger, our common stock will no longer be publicly traded.

Restricted Common Stock

At the effective time of the merger, each outstanding restricted share of common stock that by its terms, as in effect on the date of the execution of the merger agreement, would automatically vest and become free of such restrictions in connection with the completion of the merger will be canceled and converted into the right to receive a cash payment equal to $13.80, without interest and less any required withholding of taxes. Each outstanding restricted share of common stock that would not by its terms, as in effect on the date of the execution of the merger agreement, automatically vest and become free of such restrictions will be canceled immediately prior to the closing and replaced with a substantially equivalent award by Adecco, the corporation surviving the merger or any of their respective affiliates or subsidiaries.

MPS Group Stock Options

Pursuant to the merger agreement, at the effective time of the merger, each option outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive the excess, if any, of $13.80 over the exercise price per share of the stock option multiplied by the number of shares of common stock subject to the stock option, without interest and less any applicable withholding tax.

Total Consideration

Based on the number of shares issued and outstanding on the record date, as well as outstanding options with exercise prices less than $13.80 per share, Adecco will pay an aggregate of approximately $1.3 billion to complete the merger.

Opinion of Our Financial Advisor

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), our financial advisor, delivered to our board a written opinion, dated October 19, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration of $13.80 per share cash consideration payable to the holders of our common stock in the merger. The full text of the written opinion of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to our board for the benefit and use of our board in connection with and for purposes of its evaluation of the $13.80 per share cash consideration payable in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.

Conditions to the Merger

Although completion of the merger is not subject to a financing condition, it is subject to certain other customary conditions more fully described in “The Merger Agreement—Conditions of the Merger,” beginning on page 51. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of us and Adecco, or by either us or Adecco, under various specified circumstances. Upon termination of the merger agreement under certain of those circumstances, we may be required to pay a termination fee of $45 million to Adecco or pay Adecco’s reasonably incurred expenses up to $7.5 million. Adecco may be required to pay our reasonably incurred expenses up to $7.5 million upon our termination of the merger agreement under certain circumstances. See “The Merger Agreement—Termination and Termination Fees,” beginning on page 52.

No Solicitation

The merger agreement restricts our ability, and the ability of our subsidiaries or any of our or their respective employees or officers, to directly or indirectly initiate, solicit or knowingly encourage the submission of any inquiries, proposals, or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any acquisition proposal from a third party, engage in any conversations, discussions or negotiations with respect to an acquisition proposal or otherwise, in any way, cooperate with or assist or participate in or facilitate any inquiries, proposals, offers, discussions or negotiations or other efforts with regard to an acquisition proposal. However, subject to specified conditions, we may furnish information to, or enter into discussions or negotiations with, a third party in response to an unsolicited acquisition proposal if our board determines in good faith (after consultation with outside legal counsel and its financial advisor) that the acquisition proposal is, or is reasonably likely to result in, a superior proposal and the board determines in good faith (after consultation with outside legal counsel) that the failure to take those actions would violate its fiduciary duties. See “The Merger Agreement—Covenants and Agreements—No Solicitation,” beginning on page 47.

Guarantee

To induce us to enter into the merger agreement, Adecco SA, a Swiss company and the ultimate parent of Adecco, entered into an unconditional and irrevocable guarantee in our favor of the observance, payment, performance and discharge of the obligations of Adecco and Merger Sub pursuant to the merger agreement.

Governmental Review

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the HSR Act, the merger cannot be completed until the companies have made the required notifications, given certain information and materials to the U.S. Federal Trade Commission (the

“FTC”) and to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and a required 30-day waiting period has expired or been earlier terminated. We and Adecco filed the notifications required under the HSR Act with the FTC and the Antitrust Division on November 6, 2009. The 30-day waiting period will expire at 11:59 p.m. Eastern Time on December 7, 2009, unless the FTC or the Antitrust Division earlier terminates the waiting period or extends the waiting period by making a request for more information.

Both MPS Group and Adecco sell staffing services to customers based in the European Union. The EC Merger Regulation (Regulation 139 of 2004) requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds. MPS Group and Adecco filed a formal notification of the merger with the European Commission on November [    ], 2009. The European Commission has 25 business days after receipt of such formal notification, which period may be extended by the European Commission in certain circumstances, to issue its decision regarding the merger.

Both MPS Group and Adecco sell staffing services to customers based in Turkey. Act 4054 on the Protection of Competition of 1994, Communique No 1997/1 on Mergers or Acquisitions requires notification of and approval by the Turkish Competition Board of mergers or acquisitions involving partners with sales in a given market in Turkey exceeding certain thresholds. MPS Group and Adecco filed a formal notification of the merger with the Turkish Competition Board on November [    ], 2009. The Competition Board will examine the transaction within 15 calendar days of notification. If it does not extend the waiting period, the transaction will be deemed cleared 30 calendar days from notification.

Section 721 of Title VII of the U.S. Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (“Exon-Florio”), and the Foreign Investment and National Security Act of 2007 (“FINSA”) authorize the President of the United States to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons that could result in foreign control of persons engaged in interstate commerce in the United States. The merger is subject to review under Exon-Florio because Adecco is a wholly owned subsidiary of a foreign corporation. On [                    ], 2009, we and Adecco filed a joint voluntary notification with the Committee on Foreign Investment in the United States, referred to as CFIUS, which has been delegated authority to review transactions under Exon-Florio. Unless CFIUS takes further action, the initial review period will expire at 11:59 p.m. on [                    ], 2009.

See “The Merger—Governmental and Regulatory Matters,” beginning on page 37.

Material U.S. Federal Income Tax Consequences

The receipt of cash for shares pursuant to the merger will be a taxable transaction to the shareholder for U.S. federal income tax purposes. Generally, the shareholder will recognize taxable gain or loss equal to the difference between the amount of cash the shareholder receives and the adjusted tax basis of the shareholder’s exchanged shares.

You should read “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page 38 for a more complete discussion of material U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the particular tax consequences of the merger to you.

•	Litigation Related to the Merger

We are aware of a purported class action lawsuit related to the merger: Roland Cherwick, Individually and On Behalf of All Others Similarly Situated v. MPS Group, Inc., et al. (Case No. 2009-CA-016530, filed October 23, 2009) was filed in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida,

against us, each of our directors, Adecco and Merger Sub. The complaint in this lawsuit alleges, among other things, breaches of fiduciary duties by our senior officers and directors in connection with entering into the merger agreement. The complaint seeks equitable relief only. We believe the lawsuit is without merit and plan to defend it vigorously. See “The Merger—Litigation Related to the Merger,” on page 40.

•	Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our board with respect to the approval of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as shareholders and the interests of shareholders generally. The board was aware of these interests during its deliberations on the merits of the merger. For a more detailed discussion of these interests, see “The Merger—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 32.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. You should carefully read this entire proxy statement, including the attached Annexes, and the other documents to which we have referred you.

The Merger

Q.	Why am I receiving this proxy statement and what am I being asked to vote on?

A.	Adecco has agreed to acquire us under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

To complete the merger our shareholders must vote to approve the merger agreement. We are seeking to obtain this approval at the special meeting.

Your vote is very important. We urge you to read this proxy carefully and then mail your completed, dated and signed proxy card in the enclosed envelope as soon as possible, or submit your proxy via the Internet or telephone so that your shares of common stock can be voted at the special meeting of shareholders. You can also attend the special meeting and vote in person.

Q.	What will happen to my shares of common stock after the merger, and what will I receive?

A.	Upon completion of the merger, each issued and outstanding share of common stock you own will automatically be converted into the right to receive $13.80 in cash, without interest and less any required withholding of taxes, which is referred to as the merger consideration. If the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any other rights as a shareholder as a result of the merger. You will receive the merger consideration in exchange for surrender of your shares in accordance with the instructions and the letter of transmittal to be sent to holders of our common stock as soon as reasonably practicable after the closing of the merger.

Q.	What happens if the merger is not completed?

A.	If the merger is not approved by our shareholders or is not completed for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the New York Stock Exchange (the “NYSE”). Under certain circumstances, we may be required to pay Adecco a termination fee or reimburse Adecco for its expenses, as described under the caption “The Merger Agreement—Termination and Termination Fees.”

Q.	What vote is required to approve the merger agreement?

A.	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the special meeting.

Q.	How do our directors and executive officers intend to vote their shares of common stock in respect of approval of the merger agreement?

A.	Our directors and executive officers, who collectively own approximately 6.0% of our outstanding common stock, have informed us that they intend to vote all of their shares FOR the approval of the merger agreement.

Q.	Should I send in my stock certificates now?

A.	No. If the merger is completed, you will receive a separate letter of transmittal and instructions for the surrender of your stock certificates or in the case of non-certificated shares, instructions for effecting surrender of such shares. Please do not send in your stock certificates with your proxy card.

Q.	When does MPS Group expect the merger to be completed?

A.	We are working to complete the merger as quickly as reasonably practical. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We currently expect to complete the merger in the first quarter of 2010.

Other Special Meeting Proposals

Q.	On what other proposal am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the approval of the merger agreement, you will be asked to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if additional votes are needed to approve the merger agreement.

Q.	What vote is necessary to approve an adjournment of the special meeting?

A.	A proposal to approve adjournments of the special meeting requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote present in person or by proxy, at the special meeting.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at [ ] (local time), on [ ], 2009, at [ ].

Q.	Who is entitled to vote at the special meeting?

A.	Only shareholders of record as of the close of business on [ ], 2009, the record date, are entitled to receive notice of the special meeting and to vote at the special meeting.

Q.	If I am going to attend the special meeting, should I return my proxy card?

A.	Yes. Returning your signed and dated proxy card or voting by telephone or over the Internet ensures that your shares will be represented and voted at the special meeting.

Q:	How do I vote, and may I change my vote?

A:	You can vote on matters presented at the special meeting in four ways: by proxy, by telephone, over the Internet or in person at the special meeting. If the enclosed proxy card is executed and returned, or if a proxy is voted by telephone or over the Internet, it may nevertheless be revoked at any time before it has been exercised by: (1) giving written notice to our Secretary; (2) delivering a later dated proxy; (3) voting or re-voting, as the case may be, a proxy by telephone or over the Internet at a later date; or (4) attending the special meeting, notifying our Secretary or his delegate, and voting in person. The shares represented by the proxy will be voted in accordance with the directions given, unless the proxy card is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the merger are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of such meeting to permit further solicitation of proxies.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Your broker or bank will vote your shares of common stock for you on the approval of the merger agreement and approval of an adjournment of the special meeting only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. If you do not provide instructions to your bank or broker, your shares will not be voted on the approval of the merger agreement, which will have the effect of a vote AGAINST the approval of the merger agreement. If you do not provide instructions to your bank or broker, your shares will not be voted on the approval of an adjournment of the special meeting, if necessary; however, this will have no effect on the outcome of any vote to adjourn the special meeting.

Q:	If my shares are held in my 401(k) plan, how do I vote them?

The trustee for our 401(k) plan has arranged for this proxy statement and a proxy card to be sent to you at the address on record with the trustee. You may submit proxies for these shares just as you would with respect to shares that you hold directly. Pursuant to the terms of the 401(k) plan, any non-voted shares held by the 401(k) plan will be voted by the trustee on behalf of the plan participants FOR the approval of the merger agreement and FOR the approval of an adjournment of the special meeting, if necessary.

Q:	What happens if I sell or otherwise transfer my shares of common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration. Even if you sell or otherwise transfer your shares after the record date, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: MPS Group, Inc., 1 Independent Drive, Jacksonville, Florida 32202, Attention: Corporate Secretary, or you may contact Georgeson, Inc., our proxy solicitor, at:

Georgeson, Inc.

199 Water Street – 26th Floor

New York, NY 10038

Q.	Where can I find more information about MPS Group?

A.	You can find more information about us from various sources described in “Additional Information.”

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This proxy statement contains forward-looking statements that are subject to certain risks, uncertainties or assumptions described below and may be affected by other factors, including, but not limited to: the ability to obtain required regulatory approvals for the transaction; the failure of our shareholders to approve the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or the failure to close for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and disruption from the transaction making it more difficult to maintain relationships with customers and employees; as well as fluctuations in the economies and financial markets in the U.S. and foreign countries where we do business and in our industry segments in particular; industry trends toward consolidating vendor lists; the demand for our services, including the impact of changes in utilization rates; consolidation or bankruptcy of major customers; the effect of competition, including our ability to expand into new markets and to remain profitable or maintain profit margins in the face of pricing pressures; our ability to retain significant existing customers or obtain new customers; our ability to recruit, place and retain consultants and professional employees; possible changes in governmental laws and regulations affecting our operations, including possible changes to laws and regulations relating to benefits for consultants and temporary personnel, and possible increased regulation of the employer-employee relationship; employment-related claims, costs, and other litigation matters; adjustments during periodic tax audits; litigation relating to prior and current transactions and activities; claims and liabilities asserted for the acts or omissions of our temporary employees; fluctuations in interest rates or foreign currency exchange rates; loss of key employees; fluctuations in the price of our common stock due to actual or anticipated changes in quarterly operating results, financial estimates, statements by securities analysts, and other events; and other factors discussed by us in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as: “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “hopes,” “indicates,” “projects,” “can,” “anticipates,” “perhaps,” “probably,” “believes,” “estimates,” “appears,” “predicts,” “potential,” “continues,” “would,” or “become,” or other comparable terminology or the negative of these terms or other comparable terminology. Readers are urged to review and consider the matters discussed in “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2008 and discussion of risks or uncertainties in our subsequent filings with the Securities and Exchange Commission.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on beliefs and assumptions of our management and on information then currently available to management. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements are not guarantees of performance. Such forward-looking statements were prepared by us based upon information available at the time of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders in connection with the solicitation of the enclosed proxy card by our board for use at the special meeting in connection with the merger agreement and the other items to be voted on at the special meeting. This proxy statement provides our shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on [                    ], 2009 at [                ] (local time), at [                ] or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to approve the merger agreement and the transactions contemplated therein including the merger and, if there are not sufficient votes to approve the merger agreement, to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies. No other matters will be submitted to our shareholders at the special meeting.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is [                    ], 2009. Only record holders of shares of common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were [            ] shares of common stock issued and outstanding. Shareholders will have one vote for each share they owned on the record date at the special meeting to vote on the proposal to approve the merger agreement and the transactions contemplated therein, including the merger, and the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, constitutes a quorum. If a quorum is not present, it is expected that the special meeting will be adjourned from time to time until the holders of the number of votes required to constitute a quorum attend.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the approval of the merger agreement, your shares of common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. If a quorum is not present at the special meeting or additional votes must be solicited to approve the merger agreement, it is expected that the meeting will be adjourned to solicit additional proxies. It is very important that ALL of our shareholders vote their shares; so please promptly complete and return the enclosed proxy card.

Shareholder Vote Required to Approve the Proposals at the Special Meeting

Approval of the merger agreement requires the affirmative vote of holders of at least a majority of shares of common stock outstanding and entitled to vote at the special meeting.

Abstentions, broker non-votes and shares not in attendance at the special meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement. A broker non-vote occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote the shares held by the broker in street name and the broker does not have discretionary authority to vote with instructions. An abstention occurs when a shareholder marks a proxy card to abstain from voting for or against a proposal.

Approval of adjournments of the special meeting requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote, present in person or represented by proxy at the special meeting. Abstentions, broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have no effect on the vote for any proposal to adjourn the special meeting.

Voting and Proxies

You can vote on matters presented at the special meeting in four ways: by proxy, by telephone, over the Internet or in person at the special meeting. If the enclosed proxy card is executed and returned, or if a proxy is voted by telephone or over the Internet, it may nevertheless be revoked at any time before it has been exercised by: (1) giving written notice to our Secretary; (2) delivering a later dated proxy; (3) voting or re-voting, as the case may be, a proxy by telephone or over the Internet at a later date; or (4) attending the special meeting, notifying our Secretary or his delegate, and voting in person. The shares represented by the proxy will be voted in accordance with the directions given, unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the merger are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of such meeting to permit further solicitation of proxies.

Brokers or banks holding your shares of common stock in “street name” may vote your shares only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares, and you should carefully follow these instructions. If you do not provide instructions to your bank or broker, your shares will not be voted on the approval of the merger agreement, which will have the effect of a vote AGAINST approval of the merger agreement. If you do not provide instructions to your bank or broker, your shares will not be voted on the approval of an adjournment of the special meeting, if necessary; however, this will have no effect on the outcome of any vote to adjourn the special meeting.

The trustee for our 401(k) plan has arranged for this proxy statement and a proxy card to be sent to you at the address on record with the trustee. You may submit proxies for these shares just as you would with respect to shares that you hold directly. Pursuant to the terms of the 401(k) plan, any non-voted shares held by the 401(k) plan will be voted by the trustee on behalf of the plan participants FOR the approval of the merger agreement and FOR the approval of an adjournment of the special meeting, if necessary.

If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact us at 1 Independent Drive, Jacksonville, Florida 32202 or by submitting a question to Georgeson at:

Georgeson, Inc.

199 Water Street – 26th Floor

New York, NY 10038

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Georgeson to assist in the solicitation process. We will pay Georgeson a fee of $10,000 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify Georgeson against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of common stock held of record by these nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Stock Certificates

Please do not send stock certificates with your proxy card. Separate transmittal documents for the surrender of certificated shares of common stock in exchange for cash merger consideration will be mailed to our shareholders promptly following completion of the merger. See “The Merger Agreement—Payment for Shares.”

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

Item 1—Approve the Merger Agreement

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to approve the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The board unanimously recommends that shareholders vote FOR the approval of the merger agreement.

If you are a record holder of our common stock and you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of common stock represented by such proxy card will be voted FOR the approval of the merger agreement

Item 2—Approve Adjournment of the Special Meeting, if Necessary

Shareholders may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

The board unanimously recommends that shareholders vote FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

If you are a record holder of our common stock and you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of common stock represented by such proxy card will be voted FOR the proposal to adjourn the special meeting.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

Our board of directors, as part of its ongoing oversight and planning, regularly reviews and evaluates our business strategy and strategic alternatives with the goal of enhancing shareholder value. As part of these reviews and evaluations, the board and management on various occasions have received informal advice from outside financial advisors and have periodically considered strategic acquisitions, recapitalizations, share repurchases, and a sale of MPS Group.

We and the Adecco Group have had a variety of commercial dealings for a number of years, including serving as subcontractors to each other in servicing various client relationships, and the Adecco Group is a vendor to various customers who use our vendor management services product, Beeline. We also have had various discussions with the Adecco Group in the past concerning a possible business combination dating back to 1999. The most recent of those discussions prior to the discussions that led to this proposed merger were in spring 2007, but those discussions did not result in any transactions between the parties, as described more fully below. The 2007 discussions do, however, provide context for the resumption of talks between the parties in summer 2009.

2007 Discussions

Early in 2007, Timothy D. Payne, our CEO, was telephoned by an investment banker at Deutsche Bank who told Mr. Payne that he should expect a telephone call from Dieter Schieff, then CEO of the Adecco Group, who wished to discuss the possibility of exploring potential strategic alternatives. Mr. Payne received the telephone call and informed Mr. Schieff that while we were not for sale, Mr. Payne would discuss Mr. Schieff’s overture with our board. After informally discussing the matter with our board, Mr. Payne and Robert P. Crouch, our CFO, agreed to meet with Mr. Schieff and Dominik de Daniel, the Adecco Group’s CFO. While Messrs. Payne and Crouch were on a regularly scheduled business trip to London, Messrs. Schieff and de Daniel flew to London from Switzerland, and the group met at a hotel near Heathrow airport in London on March 14, 2007.

During the meeting, Messrs. Schieff and de Daniel expressed interest in acquiring MPS Group. Messrs. Payne and Crouch reiterated that, although we were not for sale, they would share the Adecco Group’s interest with the board. Following Mr. Payne’s subsequent discussions with the board, he met with Messrs. Schieff and de Daniel in New York City on May 10, 2007. Mr. Crouch and Theron “Tig” Gilliam Jr., the CEO of Adecco Group North America, also attended the meeting. During the meeting, the participants discussed the possibility of another meeting on June 19, 2007 to share a limited amount of information.

On June 18, 2007, Mr. Schieff contacted Mr. Payne and advised that the Adecco Group would be announcing its acquisition of Tuja Group, a German professional staffing firm. Mr. Schieff suggested that the June 19 meeting be postponed until July 2007. Mr. Payne had concerns about the Adecco Group’s operational and financial capacity to seriously pursue a business combination, given their recent acquisition of Tuja Group and its previous acquisition of another German staffing firm, DIS Deutscher. On June 22, 2007, the board met and Mr. Payne reported on the foregoing developments, at which time the board expressed its sense that management should discontinue discussions and focus on execution of existing business plans.

Mr. Payne was contacted in September 2007 by Mr. Gilliam, who expressed renewed interest in a meeting. Mr. Payne discussed the overture with the board at a regular meeting of the board on September 18, 2007 and, while doing so, reiterated his concerns about the Adecco Group’s positioning to conduct a transaction.

Nonetheless, the board authorized management to enter into a confidentiality agreement with Adecco SA, which was executed on September 27, 2007. In addition to the confidentiality obligations, the agreement included a “standstill” obligation, prohibiting Adecco SA from, among other things, selling or purchasing, or announcing an intention to sell or purchase, any of our securities. On September 28, 2007, Messrs. Payne, Crouch, Gilliam and de Daniel, and Stephen Nolan, Adecco Group North America’s CFO, attended a meeting in Long Island, New York, during which the parties shared information and discussed the current business climate. Following the meeting, both parties agreed that it was not an appropriate time to pursue a business combination. On October 3, 2007, Mr. Payne reported the outcome of the meeting to the board and indicated that no further discussions were anticipated.

2009 Discussions

On February 26, 2009, Mr. Payne was contacted by Mr. Gilliam regarding the Adecco Group’s continued admiration for and strategic interest in MPS Group.

On June 25, 2009, Mr. Gilliam again contacted Mr. Payne, regarding a potential meeting with the Adecco Group to discuss a potential transaction. Mr. Payne informally consulted with board members and agreed to an initial exploratory meeting with the Adecco Group’s management. Messrs. Payne and Crouch subsequently met with Patrick De Maeseneire, who had since succeeded Mr. Schieff as the Adecco Group’s CEO, and Messrs. de Daniel, Gilliam and Nolan for dinner in New York City on July 27, 2009. Mr. De Maeseneire asked if a transaction might be possible and about the prospect of exchanging some initial information, so that the board of directors of Adecco SA might be able to evaluate the matter in more detail. Mr. Payne indicated that although we were not for sale, it might be possible, depending on the price, and that he would discuss the matter further with our board at an upcoming board meeting.

At the July 28, 2009 regularly scheduled meeting of the board, Mr. Payne discussed the previous evening’s meeting and the prospect of engaging in further in-depth discussions with the Adecco Group, and reflected on the 2007 discussions, the recent leadership change at the Adecco Group and their publicly expressed interest in substantially growing their professional staffing business. The board further considered the depressed economic outlook, our solid financial position and the uncertain expectations for increasing shareholder returns in the near term. The board also discussed how few staffing companies had the size and financial resources to complete a strategic acquisition of a company our size, particularly in light of the poor condition of the credit markets, and that any financial buyer would likely have substantial difficulty financing a transaction involving the acquisition of MPS Group, given the character and profile of our business, which does not rely heavily on the type of assets that can be readily used to secure debt financing. The board concluded that although we were well-positioned as an independent company, it would be appropriate and possibly beneficial to our shareholders to investigate a potential strategic transaction with the Adecco Group in more depth.

Over the next week, both companies reviewed the 2007 confidentiality agreement and confirmed their mutual understanding that the confidentiality agreement was still operative. Messrs. Gilliam and Nolan arranged a visit to a site near our headquarters in Jacksonville, Florida, to discuss a potential transaction with our management. In a separate telephone call between Mr. De Maeseneire and Mr. Payne, Mr. De Maeseneire solicited Mr. Payne’s views on leadership of the combined companies, and Mr. Payne agreed that he would step aside to accommodate Mr. De Maeseneire’s expressed desire that Mr. Gilliam would run the North American operations should a transaction take place.

On August 11 and 12, 2009, Messrs. Payne and Crouch met with and exchanged summary preliminary financial and operational information with Messrs. Gilliam and Nolan.

At a special meeting on August 25, 2009, the board was briefed regarding the progress of the discussions. The board deliberated over the benefits of engaging investment banking advisors. The board also discussed the benefits of possibly creating a committee of directors to review and respond to inquires and consider strategic alternatives. Although the board was advised that such a committee was not required in light of the current circumstances, the board concluded that such a committee would be well-positioned to efficiently manage potential indications of interest and other possible alternatives. The board appointed William M. Isaac as the chairman of the committee and Arthur B. Laffer and Darla D. Moore as members. The board agreed that the committee, later deemed the “M&A Committee,” should be empowered to engage and compensate advisors, consider and evaluate any range of strategic alternatives, direct the exchange of information and negotiations with any potential strategic partners or counterparties, and to consider any potential changes to our articles of incorporation, bylaws or organizational structure that might enhance our ability to preserve or maximize the interests of our shareholders. The board reserved the full authority to accept or reject offers, establish valuations, agree to transactions, or do anything otherwise reserved to the full board by applicable statute, law, or our organizational documents.

On August 26, 2009, the Adecco SA board met to discuss and ultimately approve the issuance of a letter of interest to MPS Group.

On August 31, 2009, Mr. De Maeseneire telephoned Mr. Payne to express the Adecco Group’s interest in a potential business combination with MPS Group, and informed Mr. Payne that the Adecco Group would be sending him a letter with a non-binding, all-cash offer of $12.50 per share to purchase 100% of our outstanding equity. Mr. De Maeseneire also indicated to Mr. Payne that while pursuing a transaction with MPS Group was currently their priority, the Adecco Group was examining a number of other strategic acquisition opportunities, and that if a transaction could not be completed with MPS Group in a timely manner, then they were likely to turn to those opportunities. The letter, received that evening, stated that the Adecco Group had $1.295 billion in cash and acquisition facilities available to fund a transaction. The offer was not contingent on the Adecco Group obtaining financing and did not include a requirement of exclusivity.

At a meeting on September 1, 2009, the M&A Committee approved the engagement of BofA Merrill Lynch to serve as our investment banking advisor. Jones Day, our corporate counsel, briefed the committee on our existing takeover preparedness and our ability to protect against coercive tactics or inadequate proposals. After considering the prospect of facing unsolicited inadequate overtures from an outside party, the M&A Committee authorized Jones Day to begin preparing a “shelf” shareholder rights plan and related materials for consideration at a later date. The M&A Committee also discussed the terms of the Adecco Group offer, and directed BofA Merrill Lynch, who was in attendance, to begin performing an evaluation of the indicated share price included in the offer. The M&A Committee further requested that BofA Merrill Lynch, with the assistance of Messrs. Payne and Crouch, initiate a review of our strategic alternatives, including executing on existing business plans, conducting one or more acquisitions of our own, recapitalization opportunities, and the identification of other possible acquirers or potential strategic partners.

On September 3, 2009, the board met to discuss the offer from the Adecco Group and reaffirmed the M&A Committee’s request that BofA Merrill Lynch perform an evaluation of the offer, analyzing our fundamental value as well as a review of our other strategic alternatives. The board directed BofA Merrill Lynch to be prepared to address these matters at the regularly scheduled board meeting on September 15, 2009.

The M&A Committee met on September 14, 2009 and received a preliminary review of BofA Merrill Lynch’s analysis, to be delivered to the board the following day, with respect to the proposal from the Adecco Group and potential strategic alternatives. The M&A Committee discussed the anticipated process going forward for addressing the various alternatives.

On September 15, 2009, the board convened a regularly scheduled in-person meeting. Aside from routine board business, at the meeting:

•

BofA Merrill Lynch presented its analysis of the Adecco Group proposal, as well as our available strategic alternatives. BofA Merrill Lynch reviewed the details of the Adecco Group offer, including the premiums and multiples implied by the offer price, the lack of a financing condition, and the requirement for prompt due diligence and a negotiated merger agreement within 30 days. BofA Merrill Lynch continued by presenting an analysis of the Adecco Group and its business, including its historical acquisition activity.

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The board discussed the preliminary valuation of MPS Group, which included, but was not limited to, analyses of recent trading in our common stock, comparable public companies and acquisitions, and discounted cash flow. The board also reviewed an analysis of our stock performance and shareholder profile.

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BofA Merrill Lynch discussed strategic alternatives based on the assumption that we remain an independent company, including executing on existing business plans or undertaking a recapitalization, a share repurchase or potential strategic acquisitions.

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The board reviewed management’s financial projections for the remainder of 2009, 2010 and 2011 and BofA Merrill Lynch’s analysis of the potential value to our shareholders, should such projections be achieved, as well as a comparison of management’s projections to certain publicly available research analysts’ estimates. The board discussed the possibility that our financial performance could fall short of projections, particularly given the economically cyclical nature of our business and the current uncertainty in the global macro economic environment, along with the assumption inherent in the projections of an economic recovery beginning in the near term. The board concluded that the estimated range of potential shareholder value for each strategic alternative was likely lower than the immediate shareholder value presented by the Adecco Group’s offer, particularly given the certainty of immediate value of the all cash consideration as compared to the potential and more uncertain value offered by future stock price appreciation that likely would not be realized for a number of years.

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BofA Merrill Lynch discussed the possibility of involving a financial buyer in the process, but noted that, given the current state of the financial markets, substantial borrowings likely would be required by any financial buyer, and that a financial buyer would likely have substantial difficulty financing a transaction involving the acquisition of MPS Group, given the character and profile of our business, which does not rely heavily on the type of assets that can be readily used to secure debt financing.

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BofA Merrill Lynch reviewed the other possible strategic buyers that might compete with the Adecco Group’s offer, including a detailed review of seven other potential strategic buyers. For these seven potential strategic buyers, BofA Merrill Lynch and the board reviewed each of the companies, including their: acquisition history; existing business and the pros and cons of whether a combination with us might be of interest to them; their financial wherewithal to finance an all cash transaction; and for the publicly traded potential strategic buyers, a comparison of the maximum price they could likely pay for MPS Group and breakeven from an accretion/dilution standpoint in an all cash merger and an all equity merger assuming certain synergies. The board concluded that there was likely only one potential strategic buyer with the interest and financial ability to present a competing offer to the Adecco Group. We refer to that company as Company A in this proxy statement. The board further discussed that, for Company A to make a superior offer to the Adecco Group offer, it would either have to make an offer that included a mix of cash and stock or, if it were to make an all cash offer, it would have to do so with a substantial amount of additional debt, and thus would likely face a reduction in its credit rating and necessitate any offer to be conditioned on obtaining any such required financing, all of which could deter Company A from making a competitive superior offer.

•

The board also discussed the potential for disruption in our business should discussions with the Adecco Group be leaked or publicly announced, and the potential that would have of deterring the Adecco Group from proceeding further with us.

After an extensive discussion of these options, the board determined to proceed with negotiations with the Adecco Group without engaging in an extensive market check, balancing its judgment that such a check was unlikely to result in a superior proposal against the risk of a disruption in the possibility of proceeding with the

Adecco Group—the party the board viewed as most likely to be interested and able to complete a transaction with us. Thus, the board authorized and directed BofA Merrill Lynch to contact Deutsche Bank, the Adecco Group’s financial advisor, to begin direct discussions. The board also instructed BofA Merrill Lynch to wait to contact the other likely strategic buyer, Company A, until such time as management determined that the Adecco Group was likely to complete their diligence investigation and proceed to a final offer, as it was the board’s sense that there was a substantial possibility that Company A might not be interested in pursuing a transaction. The board further believed that the threat of Company A’s competitive interest was likely a motivating factor for the Adecco Group, and if Company A were to not have an interest in making a competitive offer and the Adecco Group were to somehow learn of that, it would diminish the Adecco Group’s motivation in making its most compelling offer for the Company.

Further, the board directed BofA Merrill Lynch to communicate to the Adecco Group that we remained not for sale and we would not authorize any additional due diligence unless their existing offer was increased, but we would entertain extending exclusivity to them if they increased their offer to $14.00 per share.

On September 16, 2009, Mr. Payne separately telephoned Messrs. De Maeseneire and Gilliam to inform each of them that BofA Merrill Lynch would be contacting Deutsche Bank to further discuss the August 31, 2009 letter of interest. Mr. Payne indicated that any decisions on commencement of due diligence activities would await the results of the discussions between the parties’ financial advisors. BofA Merrill Lynch subsequently communicated the board’s message to Deutsche Bank.

The M&A Committee met on September 18, 2009, and Mr. Payne updated the committee on his telephone calls with Messrs. De Maeseneire and Gilliam. Jones Day advised the M&A Committee on progress regarding the “shelf” shareholder rights plan, and the M&A Committee approved the finalization of agreements and other materials related to the plan’s adoption, in order to be better prepared to react to any unsolicited offers.

On September 23, 2009, Mr. Payne and Mr. Gilliam spoke via telephone regarding progress to date in negotiations over price between the companies’ respective financial advisors. On September 26, 2009, Mr. Gilliam telephoned Mr. Payne to inform him that the Adecco Group was preparing a revised offer, along with a formal due diligence document request.

On September 27, 2009, Mr. Payne received a revised written offer from the Adecco Group reflecting a price range of $13.25 to $13.75 to purchase 100% of our outstanding equity, representing a $.75 to $1.25 per share increase over the previous proposal. As a condition to the non-binding offer, the Adecco Group required that the parties enter into a definitive merger agreement and publicly announce the transaction by October 19, 2009. The revised offer continued to provide that the merger consideration would be paid in cash and completion would not be subject to a financing condition.

The revised offer was accompanied by a formal due diligence document request and, on September 28, 2009, we granted the Adecco Group and its advisors access to requested confidential information. The Adecco Group and its advisors continued their financial and legal due diligence efforts throughout the remainder of September and into October, including conducting several on-site meetings with our senior management and divisional presidents.

On October 2, 2009, Mr. Crouch and Gregory D. Holland, our chief legal officer, Jones Day and BofA Merrill Lynch spoke by telephone regarding the increase in the Adecco Group’s offer, the likelihood that Company A would have a genuine interest in exploring a competing proposal, and the speed of the Adecco Group’s due diligence efforts (as well as the Adecco Group’s continued insistence on publicly announcing a transaction by October 19, 2009). They further considered whether Company A should now be contacted. After briefing Mr. Isaac on the discussions, we authorized BofA Merrill Lynch to contact Company A in order to gauge their potential interest.

Later that day, Jones Day sent to Latham & Watkins, counsel to the Adecco Group, an initial draft of a merger agreement for their consideration in connection with the proposed transaction.

On October 5, 2009, BofA Merrill Lynch, on our behalf, contacted Company A, in order to determine whether Company A would be interested in considering a competing offer. BofA Merrill Lynch communicated to Company A that we had received a written offer from another party and we had hired BofA Merrill Lynch to explore strategic alternatives, including a possible sale. BofA Merrill Lynch also communicated to Company A that a virtual data room containing our confidential information and a draft merger agreement were available, and that our management would be available to discuss and exchange summary preliminary financial and operational information.

On October 9, 2009, Company A executed a confidentiality agreement with us and received the summary confidential information that we had previously provided to the Adecco Group. The confidentiality agreement included a prohibition on Company A purchasing our securities for two years, except that the prohibition would be terminated, among other reasons, upon public announcement of any negotiated business combination transaction between us and a third party (a provision substantially similar to a provision in our 2007 confidentiality agreement with Adecco SA). Following execution of the agreement, BofA Merrill Lynch also requested a list of individuals from Company A who would need access to a virtual data room containing our confidential information.

On October 10, 2009, Latham & Watkins provided comments on the draft merger agreement to Jones Day.

On October 13, 2009, Company A submitted a list of individuals from Company A and their outside financial and legal advisors who would need, and were provided with, access to a virtual data room containing our confidential information. On October 14, 2009, members of the management team of Company A and their outside financial advisors met with Messrs. Payne, Crouch, Holland, and BofA Merrill Lynch, in Jacksonville, Florida, to discuss and exchange summary preliminary financial and operational information. BofA Merrill Lynch again apprised Company A and their financial advisors of ongoing negotiations with another party that had submitted a written offer and sought guidance regarding Company A’s remaining due diligence requirements and interest in a business combination.

On October 15, 2009, the M&A Committee met to receive an update from BofA Merrill Lynch regarding the Adecco Group’s due diligence efforts and Company A’s potential interest. BofA Merrill Lynch advised that Company A had engaged financial advisors and had been apprised that negotiations were moving briskly with another unnamed party, and that BofA Merrill Lynch planned to call Company A shortly to further understand their remaining due diligence requirements and gauge their level of interest in a business combination.

On October 16, 2009, following a telephone conversation between Mr. De Maeseneire and Mr. Payne regarding the Adecco Group’s intentions, including their continuing insistence that a transaction be announced by October 19, 2009, the Adecco Group delivered a letter with a revised non-binding all-cash offer of $13.60 per share, which revised offer was attributable to the completion of its due diligence, included a proposed break-up fee of 3.5% of our equity value, or approximately $45 million, and, without further amending the remaining terms of its original offer, continued to exclude a financing condition. The letter stated that the offer would expire at 11:59 pm on October 18, 2009. At a meeting later that day, our management, Jones Day and BofA Merrill Lynch met to consider the revised offer and prepare for an M&A Committee meeting to be held the next morning. Mr. Payne gave an update on the progress of negotiations with the Adecco Group, and BofA Merrill Lynch gave an update on its discussion with respect to Company A. Mr. Isaac was briefed on this meeting and, along with management, directed BofA Merrill Lynch to inform Deutsche Bank that the Adecco Group’s revised offer price remained low, and that negotiations over the terms of a definitive merger agreement would await receipt of an improved offer. In addition, management instructed Jones Day to be prepared to respond to the Latham & Watkins comments on the draft merger agreement in order to potentially meet the Adecco Group’s deadline, should the Adecco Group make an acceptable offer or should the M&A Committee otherwise direct.

Following the meeting, members of management informally updated members of the M&A Committee and the other board members of the status of the discussions in advance of the M&A Committee meeting scheduled for the next day, and BofA Merrill Lynch informed Deutsche Bank of our position that the revised offer remained low. BofA Merrill Lynch subsequently contacted Company A again to discuss its level of interest but did not receive a response.

Early on October 17, 2009, Mr. De Maeseneire advised Mr. Payne that the Adecco Group was increasing its all-cash offer to $13.80 per share, and that the offer was the Adecco Group’s best and final offer. Further, he specifically noted that the increased offer price was contingent on execution of a definitive merger agreement on substantially the terms as presented in the Latham & Watkins draft of October 10, 2009 and that the acquisition be publicly announced by October 19, 2009. He also noted that if MPS Group was not interested in proceeding on these terms, the Adecco Group would likely proceed with one or more of several other strategic acquisition opportunities it was currently pursuing.

Later that day, the revised offer was confirmed in writing, after which, also on October 17, 2009, the M&A Committee met and indicated to management that it would be prepared to submit the proposal to the full board for its consideration, pending progress on the terms of a definitive merger agreement. Mr. Payne was directed to inform the Adecco Group of the M&A Committee’s intentions, and Jones Day was instructed to review and revise the merger agreement and negotiate directly with Latham & Watkins to resolve any outstanding legal issues. Mr. Payne contacted Mr. De Maeseneire to convey this message. Mr. De Maeseneire indicated he was pleased to move forward to completion of a definitive agreement with MPS Group, as opposed to pursuing the several other acquisition opportunities the Adecco Group, was examining.

Also on October 17, 2009, BofA Merrill Lynch spoke to Company A’s financial advisors and advised them of the receipt of a revised higher offer from the previously discussed interested party. BofA Merrill Lynch urged Company A’s advisors to move quickly if interested in submitting a competing offer. On October 18, 2009, Company A’s advisors informed BofA Merrill Lynch that, at best, Company A would not be in a position to even discuss the matter for the first time with its board of directors for at least another ten days.

Between October 17, 2009 and October 19, 2009, Jones Day and Latham & Watkins, on behalf of their respective clients, negotiated the remaining open terms of the merger agreement. In particular, Jones Day proposed that the break-up fee be set at $35 million and proposed substantial revisions to the non-solicitation covenant proposed by Latham & Watkins, in order to ease our ability to respond to a competing offer should one arise prior to completing the merger. Jones Day further proposed strengthening Adecco’s obligation to complete the merger, including with respect to obtaining any required government approvals. Jones Day also sought to minimize closing conditions and to limit any restrictions on our conduct between signing the merger agreement and completing the merger. Latham & Watkins responded by insisting, among other things, that the break-up fee remain at $45 million and that the non-solicitation provisions remain substantially as originally proposed by the Adecco Group. They also informed us that Adecco, as opposed to Adecco SA (Adecco’s ultimate parent), would be the purchasing party in the definitive agreement. Ultimately, the Adecco Group agreed to strengthen Adecco’s obligation to complete the merger, and for Adecco SA to guarantee Adecco’s obligations under the merger agreement. The Adecco Group also agreed to minimal closing conditions and to scale back several of the restrictions on our conduct between signing and closing. We agreed to the $45 million break-up fee and a revised non-solicitation provision.

Based on the draft negotiated to that point, in the early morning of October 19, 2009, Adecco SA and Adecco secured board approval of the merger agreement and the merger, subject to the satisfactory resolution of various remaining issues.

On the afternoon of October 19, 2009, our board convened a special meeting to consider the proposed merger. At the meeting:

•	Mr. Isaac reported to the board, on behalf of the M&A Committee, on the progress of negotiations and the proposed terms and conditions of the merger.

•	Jones Day reviewed with the board members their fiduciary duties in the context of a sale transaction and discussed the possible timeline until a possible closing.

•

Jones Day reviewed with the board the material terms and conditions of the merger agreement, as reflected in the then-current draft. Jones Day also summarized certain contractual obligations, conditions and termination rights relating to obtaining antitrust and other regulatory approvals, as well as the provisions and termination fees applicable in situations in which a third party makes an unsolicited competitive bid to acquire us, or in which the board withdraws its recommendation of the merger agreement.

•

BofA Merrill Lynch reviewed with the board its financial analysis of the $13.80 per share cash consideration payable to our shareholders in the merger and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated October 19, 2009, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $13.80 per share cash consideration payable to the holders of our common stock in the merger, was fair, from a financial point of view, to such holders.

•	The board again discussed:

•

the limited availability of other strategic buyers and the expressed inability of Company A to present either an oral indication of interest or a written competing offer in a time frame that might present the possibility of obtaining such offer without placing at risk the possibility of entering into a transaction with the Adecco Group;

•	the difficulty any financial buyer currently would have in making a competing offer given our business and the characteristics of our assets; and

•

the near and long term risks to the potential future value available to our shareholders were we to remain an independent company, particularly those posed by the uncertain economic environment, given the substantial economic cyclicality of our business, versus the certainty of the immediate cash value offered to our shareholders in the Adecco Group’s offer.

•

The board deliberated whether to again contact Company A, and determined not to, based on the level of interest displayed by Company A to date and the deadline dictated by the Adecco Group along with our experience in previous discussions with the Adecco Group, during the course of which the Adecco Group proceeded with a competing transaction, effectively precluding a transaction with us, and that the Adecco Group was unlikely to continue to pursue the transaction, at least in the near term, if it did not announce the transaction on or about October 19, 2009.

•

The board discussed, among other things, the price offered by the Adecco Group and the prospect, if there was another interested party, of the break-up fee inhibiting a competitive bid, and determined that the amount of the break-up fee, in conjunction with the non-solicitation provision in the merger agreement, would not constitute an unreasonable impairment to a superior proposal.

Following a thorough discussion of the factors in favor of and against the adoption and approval of the merger agreement, discussed in detail in “—Reasons for the Merger,” the board unanimously determined that the merger is advisable to, and in the best interests of, our shareholders and approved and adopted the merger and the merger agreement, resolved to recommend that our shareholders vote to approve the merger agreement, and authorized our executive officers to execute and deliver the merger agreement.

Late on October 19, 2009, the parties executed and delivered the merger agreement.

Reasons for the Merger

During the course of reaching its decision to adopt and approve the merger and the transactions contemplated by the merger agreement, the board considered a number of factors and consulted our senior management and outside financial and legal advisors.

The board considered a number of potentially positive factors in its deliberations, including, among other matters:

•

our business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current depressed economic and market conditions, both on an historical and on a prospective basis;

•

possible alternatives to our sale, including the prospects of continuing to operate in accordance with our existing business plan, the value to our shareholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, and the board’s assessment that none of these options was reasonably likely to create value for shareholders in the short to medium term greater than the merger consideration;

•

the current and historical market prices of our common stock relative to the $13.80 per share merger consideration, and the 23.9% premium over the closing price of our common stock on October 19, 2009 (the last full trading day prior to announcing the merger) the merger consideration represents;

•	that the $13.80 per share merger consideration constitutes a 27.1% premium over the average closing price of our common stock for the 30 days preceding announcement of the merger;

•	that we successfully negotiated an increase of the Adecco Group’s first offer in August 2009 of $12.50 per share to $13.80 per share;

•

the belief of the board, after consulting with BofA Merrill Lynch and management regarding the discussions and negotiations conducted with the Adecco Group, that the board had obtained the highest price per share that the Adecco Group was willing to pay;

•	that the merger consideration consists entirely of cash, which provides certainty of value to our shareholders compared to a transaction in which shareholders receive stock or other securities;

•

the opinion of BofA Merrill Lynch, dated October 19, 2009, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the $13.80 per share cash consideration payable to the holders of our common stock in the merger, as more fully described below in the section entitled “Opinion of our Financial Advisor;”

•

the likelihood of a change in the U.S. tax regime in 2010, which could impact the after-tax value of the cash consideration to be received by a substantial number of our shareholders, and the probability that the transaction due to its terms and structure can close in 2009 or early 2010;

•

whether parties other than the Adecco Group would be willing or capable of entering into a transaction with us that would provide value to our shareholders superior to the cash price to be paid pursuant to the merger; the risks of the proposed transaction with the Adecco Group, and the risks to our business that may have resulted from initiating a prolonged auction process; and the fact that the board could terminate the merger agreement to accept a superior proposal, subject to payment of a termination fee;

•	the terms of the merger agreement, including:

•	sufficient operating flexibility to conduct our business in the ordinary course between the execution of the merger agreement and completion of the merger;

•

Adecco’s representation that it has available sufficient cash and other financial resources to satisfy its obligations to purchase and pay the merger consideration, and the fact that the completion of the merger is not subject to a financing condition;

•

that the conditions required to be satisfied prior to completion of the merger are customary and can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be completed;

•

our ability to furnish information to and conduct negotiations with third parties under certain circumstances, as more fully described in “The Merger Agreement—Covenants and Agreements—No Solicitation”; and

•

the board’s ability to recommend a more favorable unsolicited acquisition proposal to our shareholders and our corresponding right to terminate the merger agreement upon the payment of a $45 million termination fee to Adecco;

•	Adecco SA’s guarantee of the obligations of Adecco and Merger Sub; and

•	the likelihood that the regulatory approvals necessary to complete the merger could be obtained.

The board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•

the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect of the pendency of the merger and such failure to be completed may have on:

•	the trading price of our common stock;

•	our operating results, including the costs incurred in connection with the transaction;

•	our ability to attract and retain key personnel;

•	our ability to maintain sales;

•	that our common stock has traded at significantly higher levels than the price per share offered by the Adecco Group;

•	that we will no longer exist as a publicly traded company and that our shareholders will no longer participate in the potential future growth of the business;

•

that, under the terms of the merger agreement, we cannot solicit other acquisition proposals, and that we must pay Adecco a termination fee or reimburse certain expenses incurred in connection with the merger, if the merger agreement is terminated under certain circumstances, all of which may deter other parties from proposing an alternative transaction that may be more advantageous to our shareholders;

•	that gains from an all-cash transaction generally would be taxable to our shareholders for U.S. federal income tax purposes;

•

that if the merger does not close, our management will have expended extensive time and effort to attempt to complete the merger and will have experienced significant distractions from their work during the pendency of the merger;

•

the restrictions on the conduct of our business prior to the completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger, whether or not completed;

•	the conditions to Adecco’s obligation to complete the merger and the right of Adecco to terminate the merger agreement under certain circumstances; and

•

the risks and contingencies related to the announcement and pendency of the merger, including the likely impact on customer relationships and the potential effect of the merger on existing relationships with other third parties.

During its consideration of the merger with Adecco, the board was also aware that some of our directors and executive officers have interests in the merger that may be in addition to or differ from those of our shareholders generally, as described in “—Interests of Our Directors and Executive Officers in the Merger.”

This summary is not meant to be an exhaustive description of the information and factors considered by the board but is believed to address the material information and factors considered by the board. In view of the wide variety of factors considered by the board, it is not possible to quantify or to give relative weights to the various factors.

Recommendation of the Board

At its meeting on October 19, 2009, after due consideration of the factors set forth in “—Reasons for the Merger,” the board met to consider the merger agreement and the merger and unanimously adopted and approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of our shareholders, and the board unanimously recommended that our shareholders vote FOR the approval of the merger agreement.

Opinion of Our Financial Advisor

In September 2009, we retained BofA Merrill Lynch to act as our financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected BofA Merrill Lynch to act as our financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with us and our business.

On October 19, 2009, at a meeting of our board held to evaluate the merger, BofA Merrill Lynch delivered to our board an oral opinion, which was confirmed by delivery of a written opinion dated October 19, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $13.80 per share cash consideration payable to the holders of our common stock in the merger was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to our board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to our board for the benefit and use of our board in connection with and for purposes of its evaluation of the $13.80 per share cash consideration payable in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to us;

(2)	reviewed certain internal financial and operating information with respect to our business, operations and prospects furnished to or discussed with BofA Merrill Lynch by our management, including certain financial forecasts relating to us prepared by our management;

(3)	discussed our past and current business, operations, financial condition and prospects with members of our senior management;

(4)	reviewed the trading history of our common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(5)	compared certain of our financial and stock market information with similar information of other companies BofA Merrill Lynch deemed relevant;

(6)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(7)	considered the results of its efforts on behalf of us to solicit, at our direction, indications of interest and definitive proposals from another third party with respect to a possible acquisition of all or a portion of our business;

(8)	reviewed the merger agreement; and

(9)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of our management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the forecasts prepared by our management, BofA Merrill Lynch was advised by us, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor did it make any physical inspection of our properties or assets. BofA Merrill Lynch did not evaluate our solvency or fair value, nor did it evaluate the solvency or fair value of Adecco, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at our direction, that the merger would be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on us or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the $13.80 per share cash consideration payable to the holders of our common stock in the merger to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the $13.80 per share cash consideration payable to the holders of our common stock in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the $13.80 per share cash consideration payable to the holders of our common stock in the merger. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the prices at which our common stock would trade at any time, including following announcement of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger. Except as described above, we imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to our board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Company Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for us and the following 14 publicly traded companies in the international staffing industry, with a breakdown between professional staffing companies and traditional staffing companies:

The Professional Staffing companies were:

•	CDI Corp.

•	COMSYS IT Partners, Inc.

•	Hays Plc

•	Hudson Highland Group, Inc.

•	Kforce, Inc,

•	Michael Page International plc

•	On Assignment, Inc.

•	Resources Connection, Inc.

•	Robert Half International Inc.

The Traditional Staffing companies were:

•	Adecco SA

•	Manpower Inc.

•	Kelly Services, Inc.

•	Randstad Holding nv

•	Spherion Corporation

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on October 16, 2009, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar year 2010 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, and as a multiple of the highest annual EBITDA in any given historical year (“Peak EBITDA”). BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on October 16, 2009, of the selected publicly traded companies as a multiple of the highest annual earnings per share (“EPS”) in any given historical year (“Peak EPS”). BofA Merrill Lynch then applied a range of selected multiples of calendar year 2010 EBITDA, Peak EPS and Peak EBITDA derived from the selected publicly traded companies to our corresponding data. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Our estimated financial data were based on our management forecasts, which BofA Merrill Lynch assumed to have been prepared and based on best currently available estimates, (the “Management Case”) and publicly available research analysts’ estimates (the “Street Case”). This analysis indicated the following implied per share equity value reference ranges for us, rounded to the nearest $0.25, as compared to the $13.80 per share cash consideration:

Our Implied Per Share Equity Value Reference Ranges				Consideration
2010E Management Case EBITDA	2010E Street Case EBITDA	2007 Peak EBITDA	2007 Peak EPS
$10.50 - $13.00	$7.00 - $8.50	$9.75 - $11.25	$10.00 - $11.25	$13.80

No company used in this analysis is identical or directly comparable to us. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which we were compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 21 selected transactions involving companies in the international staffing industry:

Announcement Date	Acquiror	Target
• November 2009	• Adecco SA	• Spring Group plc
• July 2008	• Cross Country Healthcare, Inc.	• MDA Holdings, Inc.
• February 2008	• USG People N.V.	• Allgeier DL GmbH
• December 2007	• Randstad Holding nv	• Vedior NV
• November 2007	• Spherion Corporation	• Technisource, Inc.
• September 2007	• Randstad Holding nv	• Team BS Betriebis-Service GmbH
• June 2007	• Adecco SA	• TUJA Holding GmbH
• February 2007	• Hays Plc	• James Harvard International Group Ltd.
• January 2007	• On Assignment, Inc.	• Oxford Global Resources, Inc.
• October 2006	• Kforce, Inc.	• Bradson Corporation
• September 2006	• HG Investment Managers Ltd.	• SHL Group Ltd.
• August 2006	• Randstad Holding nv	• PinkRoccade Human Resource Services
• September 2006	• Adecco SA	• Deutscher Industrie Service AG
• June 2005	• USG People N.V.	• Solvus Resource Group
• April 2005	• Adecco SA	• HumanGroup
• January 2005	• Adecco SA	• Altedia SA
• April 2004	• Monster Worldwide, Inc.	• Jobpilot AG
• December 2003	• Manpower Inc.	• Right Management, Inc.
• February 2003	• Hays Plc	• Ascena AG
• July 2000	• Randstad Holding nv	• Umano ETT SA
• April 2000	• Vedior NV	• Acsys, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s

EBITDA over the last twelve months prior to announcement of the transaction (“LTM EBITDA”). BofA Merrill Lynch then applied a range of selected multiples of LTM EBITDA derived from the selected transactions to our 2009 EBITDA and the average of our EBITDA in each year between 2000 and 2009. Estimated financial data of the selected transactions were based on publicly available information. Our estimated financial data were based on the Management Case and the Street Case. This analysis indicated the following implied per share equity value reference ranges for us, rounded to the nearest $0.25, as compared to the $13.80 per share cash consideration:

Our Implied Per Share Equity Value Reference Ranges				Consideration
2009 Management Case EBITDA	2009 Street Case EBITDA	Average 2000-09 Management Case EBITDA	Average 2000-09 Street Case EBITDA
$6.50 - $9.25	$6.00 - $8.50	$9.75 - $14.00	$9.75 - $13.75	$13.80

No company, business or transaction used in this analysis is identical or directly comparable to us or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which we and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of us to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that we could generate during our fiscal years 2010 through 2014 based on the Management Case and the Street Case. BofA Merrill Lynch calculated terminal values for us by applying terminal forward multiples of 9.0x to our fiscal year 2014 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2009, using a discount rate of 12.0%. BofA Merrill Lynch applied a range of revenue growth of 0% to 10% and a range of EBITDA margin of 4.5% to 6.5% to fiscal years 2012, 2013 and 2014 to both the Management Case and the Street Case. BofA Merrill Lynch also accounted for the present value of an estimated $214 million of tax deductible goodwill in the United States from prior acquisitions, using a discount rate of 8.0%. This analysis indicated the following implied per share equity value reference ranges for us, rounded to the nearest $0.25, as compared to the $13.80 per share cash consideration:

Our Implied Per Share Equity Value Reference Range		Consideration
Management Case	Street Case
$9.75 - $13.75	$8.50 - $12.25	$13.80

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of our common stock during various periods ended October 16, 2009;

•

premiums paid in recent transactions over the price of the target stock as reported at various dates (or for various periods) before the approximate date on which the public became aware of the possibility of such transaction;

•

the indexed historical stock price performance of our common stock, the average of a peer group of professional staffing companies that BofA Merrill Lynch deemed to be relevant, and the average of a peer group of traditional staffing companies that BofA Merrill Lynch deemed to be relevant;

•

average annual multiples of next twelve months (“NTM”) EBITDA and NTM P/E since 2000 for professional staffing companies, as compared to the multiples implied by the $13.80 per share cash consideration based on the Management Case and Street Case; and

•	price targets from publicly available research analyst reports.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to our board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of us and Adecco. The estimates of our future performance in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the $13.80 per share cash consideration to be received by holders of our common stock in the merger and were provided to our board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of our actual value.

The type and amount of consideration payable in the merger was determined through negotiations with the Adecco Group, rather than by any financial advisor, and was approved by our board. The decision to enter into the merger agreement was solely that of our board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by our board in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board or management with respect to the merger or the $13.80 per share cash consideration to be received by holders of our common stock in the merger.

We have agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $9 million, a portion of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the merger. We also have agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in our equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) and in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Adecco and certain of our respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to us and have received or in the future may receive compensation for the rendering of these services, including (1) having acted or acting as lender under certain of our credit facilities and (2) having provided or providing certain treasury and fixed income services to us.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Adecco and have received or in the future may receive compensation for the rendering of these services, including (1) having acted or acting as bookrunner on a certain debt offering for Adecco and bookrunner and/or lender under certain credit facilities for Adecco and (2) having provided or providing certain financial advisory, treasury and fixed income services to Adecco.

Certain Financial Information

In the course of the sale process described under “—Background of the Merger,” we provided BofA Merrill Lynch, Adecco and Company A selected, non-public financial projections prepared by our senior management. The portions of these financial projections set forth below are included in this proxy statement only because this information was provided to BofA Merrill Lynch, Adecco and Company A in connection with our sale process. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements May Prove Inaccurate.”

We advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that we will remain a stand-alone company and were based on numerous other assumptions that are now out-dated. You should not regard the inclusion of these projections in this proxy statement as an indication that MPS Group, Adecco, BofA Merrill Lynch or any of their respective affiliates or representatives considered or consider the projections to be a reliable prediction of actual future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of our business to the consolidated results of Adecco will be different from our performance on a stand-alone basis. In addition, if the merger is not completed, we may not be able to achieve these financial projections. None of MPS Group, Adecco or any of their respective affiliates or representatives has made or makes any representations to any person regarding our ultimate performance compared to the information contained in the projections.

The financial projections have been prepared by our senior management. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these out-dated financial projections or to make other projections public in the future.

The financial projections originally provided on September 9, 2009 included (in thousands of dollars):

	2009E	2010E	2011E
Revenue	$1,645,705	$1,737,350	$2,016,749
Gross Profit	443,724	469,152	557,110
EBITDA (including corporate expenses)	38,929	68,700	112,746

After receiving our actual third quarter results, we provided updated financial projections to BofA Merrill Lynch and the Adecco Group on October 15, 2009, which included (in thousands of dollars):

	2009E	2010E	2011E
Revenue	$1,651,579	$1,738,012	$2,005,581
Gross Profit	444,540	466,603	546,909
EBITDA (including corporate expenses)	45,762	77,679	117,817

The foregoing financial projections were based upon numerous estimates and assumptions including, without limitation, the following:

•	continued favorable penetration of temporary employment as a percentage of total employment in the markets we service;

•	continued favorable government regulations regarding employment in the markets we service;

•

the impact of the current economic downturn on our temporary and permanent placement businesses will moderate throughout the end of 2009 and the businesses will return to moderate growth in the first quarter of 2010;

•	an economic recovery in 2010 and 2011, the effect of which on our business approximates the period of expansion of our business that began in 2003 following the last downturn in the economic cycle;

•	given that our current non-billable staff is not fully utilized in 2009, we will only need a modest increase in fixed costs in 2010 while our current non-billable staff approaches full utilization;

•	we will be able to grow revenue while maintaining a constant gross margin in the temporary placement business in the aggregate; and

•	we will be able to increase EBITDA margins throughout our businesses as our revenue increases.

Interests of Our Directors and Executive Officers in the Merger

In considering the board’s recommendation to vote for the proposal to approve the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally, and that may create potential conflicts of interest. The board was aware of and considered the interests of its directors and executive officers when it considered, unanimously adopted and approved the merger agreement and unanimously determined to recommend to our shareholders that they vote for the proposal to approve the merger agreement.

Treatment of Stock Options

Under the terms of the merger agreement, each stock option held by our employees (including our executive officers) and directors that is outstanding and unexercised as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive a cash payment equal to the number of shares underlying the option multiplied by the amount (if any) by which $13.80 exceeds the option exercise price, without interest and less any required withholding of taxes.

The following table shows, for our directors and executive officers, the aggregate number of shares subject to outstanding options as of the date of this proxy statement and the cash-out value of all outstanding options with a per share exercise price less than $13.80.

Name	Aggregate Shares Subject to All Options	Aggregate Cash-Out Value of All Options
Derek E. Dewan	190,000	$1,298,000
Timothy D. Payne	550,000	3,124,000
T. Wayne Davis	251,000	2,012,510
Michael D. Abney	75,000	401,000
Peter J. Tanous	131,000	948,810
John R. Kennedy	76,000	261,060
William M. Isaac	211,000	1,648,010
Darla D. Moore	140,000	679,000
Arthur B. Laffer, Ph.D.	120,000	650,800
Robert P. Crouch	186,667	873,003
Richard L. White	150,600	719,899
Gregory D. Holland	101,667	471,703
Jon D. Kerner	—	—
Tyra H. Tutor	62,500	202,600

Treatment of Restricted Stock

Each outstanding restricted share of common stock held by our executive officers and directors by its terms, as in effect on the date of the execution of the merger agreement, automatically vests and becomes free of such restrictions in connection with the completion of the merger. Under the terms of the merger agreement, these shares will be canceled and converted into the right to receive a cash payment equal to $13.80, without interest and less any required withholding of taxes.

Assuming we complete the merger on March 1, 2010, the following table shows, for our directors and executive officers, the aggregate number of shares of restricted stock they would hold as of such date, the vesting of all of which would be accelerated in connection with the completion of the merger, and the cash-out value of such shares, calculated at $13.80 per share.

Name	Aggregate Number of Shares of Restricted Stock Subject to Accelerated Vesting	Aggregate Cash-Out Value of Shares of Restricted Stock Subject to Accelerated Vesting
Derek E. Dewan	59,909	$826,744
Timothy D. Payne	647,678	8,937,956
T. Wayne Davis	59,909	826,744
Michael D. Abney	59,909	826,744
Peter J. Tanous	59,909	826,744
John R. Kennedy	59,909	826,744
William M. Isaac	59,909	826,744
Darla D. Moore	59,909	826,744
Arthur B. Laffer, Ph.D.	59,909	826,744
Robert P. Crouch	345,714	4,770,853
Richard L. White	139,642	1,927,060
Gregory D. Holland	183,000	2,525,400
Jon D. Kerner	126,250	1,742,250
Tyra H. Tutor	159,535	2,201,583

Employment Agreements and Potential Payments upon Termination or Change in Control

Employment Agreements and Management Plans

Effective December 30, 2008, we entered into amended and restated employment agreements with each of Timothy D. Payne, our president and chief executive officer; Robert P. Crouch, our senior vice president, chief financial officer, and treasurer; Gregory D. Holland, our senior vice president, chief legal officer, and secretary; and Tyra H. Tutor, our senior vice president of corporate development. Effective September 15, 2009, we entered into a second amended and restated executive employment agreement with Richard L. White, who served as our senior vice president and chief information officer until February 2008, when he voluntarily resigned as an executive officer to assume full-time leadership of one of our business units. Effective April 17, 2009, we entered into an employment agreement with Jon D. Kerner, our senior vice president and chief information officer. Each executive’s employment agreement is discussed below. The completion of the merger will constitute a change in control for purposes of these employment agreements.

Mr. Payne’s employment agreement provides for an annual base salary and benefits, plus targeted incentive compensation under our executive annual incentive plan (“EAIP”) of a minimum of 100% of base salary. Pursuant to the agreement, if we terminate Mr. Payne’s employment without cause (as defined in his employment agreement), or Mr. Payne resigns for good reason (as defined in his employment agreement), he will be entitled to a lump sum payment equal to three times the sum of his base salary as of the date of termination and his target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination, and for continued company-paid health care benefits for up to three years from the effective date of termination or until he qualifies for similar benefits under a subsequent employer’s plan. In addition, in the event of termination without cause, or resignation for good reason, or if there is a change in control of MPS Group, the agreement provides for the automatic vesting of any unvested equity awards held by Mr. Payne on such date. The agreement further entitles Mr. Payne to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from us. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Mr. Crouch’s employment agreement provides for an annual base salary and benefits, plus targeted incentive compensation opportunity under our EAIP of a minimum of 100% of base salary. Pursuant to the agreement, if we terminate Mr. Crouch’s employment without cause (as defined in his employment agreement), or Mr. Crouch resigns for good reason (as defined in his employment agreement), he will be entitled to a lump sum payment equal to three times the sum of his base salary as of the date of termination and his target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination, and for continued company-paid health care benefits for up to three years from the effective date of termination or until he qualifies for similar benefits under a subsequent employer’s plan. In addition, in the event of termination without cause, or resignation for good reason, or if we experience a change in control, the agreement provides for the automatic vesting of any unvested equity awards held by Mr. Crouch on such date. The agreement further entitles Mr. Crouch to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from us. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

The employment agreements of Messrs. Holland and White and Ms. Tutor each provide for an annual base salary and benefits, plus targeted incentive compensation under our EAIP of a minimum of 60%, 90% and 50% of base salary, respectively. Pursuant thereto, if we terminate the executive’s employment without cause (as defined in the applicable employment agreement), or the executive resigns for good reason (as defined in the applicable employment agreement), he or she will be entitled to a lump sum payment equal to two times the sum of base salary as of the date of termination and target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination, and for continued company-paid health care benefits for up to two years from the effective date of termination or until he or she qualifies for similar benefits under a subsequent employer’s plan. If Mr. White is terminated without cause or resigns for good reason and such termination is accompanied by a sale of all or substantially all of either the voting capital stock or assets of Beeline, Inc., one of our subsidiaries, instead of the foregoing separation pay, Mr. White will be entitled to receive a payment equal to two and one-half times the sum of his base salary as of the date of termination and target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. In addition, in the event of termination without cause, or resignation for good reason, or if we experience a change in control, each agreement provides for the automatic vesting of any unvested equity awards held by the executive on such date. Each agreement further entitles Messrs. Holland and White and Ms. Tutor to a gross-up payment to cover the additional taxes incurred by any of them, if it is determined that he or she is subject to an excise tax under the Internal Revenue Code for payments received from us. The terms of these employment agreements expire every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreements.

Mr. Kerner’s employment agreement provides for an annual base salary and benefits, plus targeted incentive compensation under our EAIP of a minimum of 50% of base salary. Pursuant to the agreement, if we terminate Mr. Kerner’s employment without cause (as defined in his employment agreement), or Mr. Kerner resigns for good reason (as defined in his employment agreement), he will be entitled to a lump sum payment equal to the sum of his base salary as of the date of termination and target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination, and for continued company-paid health care benefits for up to one year from the effective date of termination or until he qualifies for similar benefits under a subsequent employer’s plan. Upon the completion of five years of service thereunder, the foregoing payment increases to a lump sum payment equal to two times the sum of his base salary as of the date of termination and target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination, and for continued company-paid health care benefits for up to two years or until he qualifies for similar benefits under a subsequent employer’s plan. In addition, in the event of termination without cause, or resignation for good reason, or if we experience a change in control, the agreement provides for the automatic vesting of any unvested equity awards held by the executive on such date. The agreement further entitles Mr. Kerner to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from us. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Each of Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, are party to restricted stock agreements that provide for the automatic vesting of any restricted stock, in the event of termination of employment without cause, or resignation for good reason, or if there is a change in control of MPS Group. The completion of the merger will constitute a change in control for purposes of the restricted stock agreements.

We also maintain a management savings plan (“MSP”). Each year participants selected by the compensation committee of our board are qualified to receive annual contributions from us on terms and in amounts established by the compensation committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). Regular annual contributions are vested upon the completion of five years of service but are subject to forfeiture upon a participant’s termination of employment for cause. The vested contributions may not be distributed until the participant’s retirement or termination of employment, death, or for unforeseen emergency, as prescribed by law or plan rule. Distributions are subject to a six month waiting period for key employees, including the named executive officers. The MSP operates such that in the event of our change in control, Messrs. Payne, Crouch, White, Holland, and Ms. Tutor will be entitled to a contribution from us equal to the discounted present value of 50% of the value of his or her average annual cash compensation (salary plus bonus) for the three years preceding the change in control, for a period beginning when he or she would attain age 56 and continuing for an actuarially determined retirement duration, minus the executive’s vested account balance on hand by virtue of the MSP at the time of the change in control. The completion of the merger will constitute a change in control for purposes of the MSP.

We also maintain the EAIP. Upon the occurrence of a change in control, the participant’s incentive award for that year will be deemed to have been fully earned for the year, with deemed performance at the greater of target award level or the actual level of achievement of the performance objectives to the date of the change in control, and will be prorated for the portion of the year that has elapsed, and will be paid within 30 days after the effective date of the change in control. The completion of the merger will constitute a change in control for purposes of the EAIP.

Our executive deferred compensation plan (the “EDC”) provides that plan balances on account for each participant, including each of the named executive officers, shall be immediately distributed upon certain events, including but not limited to, the participant’s retirement, death or separation from service, and for amounts subject to the prior grandfathered executive deferred compensation plan, in the event of a hostile change in control (i.e., certain instances in which the board recommends against shareholder approval), subject to applicable law and plan rule. The completion of the merger will not constitute a hostile change in control for purposes of the grandfathered executive deferred compensation plan.

Change in Control Accompanied by Termination by Company Without Cause or by Executive for Good Reason

The following table summarizes the estimated amount of the change in control and severance benefits that would be paid to our executive officers and chairman, if each of their employment or service was terminated immediately following the completion of the merger, as well as the pro rata bonus payments that the executive officers would receive, assuming we complete the merger on March 1, 2010.

Name	Severance Payments(1)	Benefits Continuation(2)	Pro Rata Bonus	MSP Payments(3)	EDC Payments(4)	Excise Tax Gross-Up(5)	Total
Timothy D. Payne	$4,140,000	$62,217	$115,000	$11,137,588	$1,074,990	$6,053,401	$22,583,196
Robert P. Crouch	2,070,000	62,217	57,500	4,169,655	1,365,041	2,472,703	10,197,116
Richard L. White	950,000	40,222	37,500	3,778,261	502,774	2,078,687	7,387,444
Gregory D. Holland	800,000	40,017	25,000	2,436,728	213,982	1,485,887	5,001,614
Jon D. Kerner	375,000	18,797	20,833	—	381,100	—	795,730
Tyra H. Tutor	600,000	40,222	16,667	1,567,472	174,802	992,735	3,391,898
Derek Dewan	250,000	400,671	—	1,832,814	1,895,686	—	4,379,171

(1)	Assumes receipt of full severance benefits and no employment during severance period. Severance payments are calculated using salary and bonus amounts provided for in the respective employment agreement. With regard to Mr. Kerner, assumes that he did not receive any “non recurring” payments in the year of hire and that he was not paid any compensation in 2007, that he did not perform any services for MPS during 2007, and that he began performing services for MPS on January 1, 2008. Amounts assume termination of employment as of March 1, 2009 and do not include pro rata bonus payments for the partial-year period thereafter.
(2)	Assumes no employment during the severance period and that the value of benefits will increase 10% per year beginning in 2010, and that all benefits are paid monthly.
(3)	Amounts derived from annual actuarial analysis conducted in connection with preparation of the proxy statement for the 2009 annual shareholder meeting.
(4)	Assumes contributions in 2010 by the plan participant are made at the same levels as in 2009, but no contributions from MPS Group in 2010. Also assumes no gains or losses on amounts invested between the date of this calculation and March 1, 2010.
(5)	The employment agreements with each named executive officer, and the MSP, provide that, if the payments and benefits provided to the executive in connection with a change in control are subject to excise tax imposed under Section 4999 of the Internal Revenue Code (“Section 4999”), the executive will be entitled to a gross-up payment such that, after taking into account all income and excise taxes, the executive will receive the same after-tax amount that he or she would have received had no excise tax been imposed under Section 4999. These funds would be paid to the federal government and would not be realized by the executive or chairman.

Change in Control Not Accompanied by a Termination of Employment

The following table summarizes the estimated amount of the change in control benefits that would be paid to our executive officers and chairman, if each remained employed or continued to serve after the completion of the merger, assuming we complete the merger on March 1, 2010.

Name	Pro Rata Bonus	MSP Payments(1)	Excise Tax Gross-Up(2)	Total
Timothy D. Payne	$115,000	$11,137,588	$4,108,599	$15,361,187
Robert P. Crouch	57,500	4,169,655	—	4,227,155
Richard L. White	37,500	3,778,261	1,616,813	5,432,574
Gregory D. Holland	25,000	2,436,728	1,095,210	3,556,938
Jon D. Kerner	20,833	—	—	20,833
Tyra H. Tutor	16,667	1,567,472	694,719	2,278,858
Derek Dewan	—	1,832,814	—	1,832,814

(1)	See note (3) to the table entitled “Change in Control Accompanied by a Termination by Company Without Cause or by Executive for Good Reason.”
(2)	See note (5) to the table entitled “Change in Control Accompanied by a Termination by Company Without Cause or by Executive for Good Reason.”

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Adecco will, and will cause the surviving corporation to, indemnify and hold harmless the individuals who at any time prior to the effective time were our or our subsidiaries’ directors or officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time (including the transactions contemplated by the merger agreement) to the fullest extent permitted by law, and Adecco will, and will cause the surviving corporation to, promptly advance expenses as incurred to the fullest extent permitted by law. Adecco and Merger Sub have agreed that: (1) all provisions with respect to indemnification set forth in our articles of incorporation and bylaws with respect to matters occurring prior to the effective time will survive the merger and shall continue in full force and effect for a period of six years unless otherwise required by law; and (2) any indemnification agreements between an indemnified party and us in effect on the date of the merger agreement and previously provided to Adecco or filed with the SEC will continue in full force and effect in accordance with their terms.

As permitted by the merger agreement, we intend to purchase a single-premium tail policy with respect to directors’ and officers’ liability insurance with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies to the persons covered thereby.

Governmental and Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be completed unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Premerger Notification and Report Forms, which are referred to as the forms, with the Antitrust Division and the FTC. Pursuant to the requirements of the HSR Act, we and Adecco completed the filing of the forms with the Antitrust Division and the FTC on November 6, 2009. The 30-day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, will expire at 11:59 PM Eastern Time on December 7, 2009, unless the FTC or the Antitrust Division earlier terminates the waiting period or extends the waiting period by making a request for more information.

The Antitrust Division and the FTC have the authority to scrutinize the legality of transactions under the antitrust laws. For example, the FTC or the Antitrust Division could issue requests to MPS Group and Adecco for additional information. If such requests for additional information were made, the waiting period referred to above would be extended until the end of the 30th day after both MPS Group and Adecco have substantially complied with the requests for additional information or such later time as is agreed among the parties and the reviewing agency, unless the waiting period is earlier terminated because the reviewing agency determines to close its review.

Further, at any time before or after the completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of our or Adecco’s assets. Private parties and state attorneys general also may bring legal actions under the antitrust laws.

Both MPS Group and Adecco sell staffing services to customers based in the European Union. The EC Merger Regulation (Regulation 139 of 2004) requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds. MPS Group and Adecco filed a formal notification of the merger with the European Commission on November [                    ], 2009. The European Commission has 25 business days after receipt of such formal notification, which period may be extended by the European Commission in certain circumstances, to issue its decision regarding the merger.

Both MPS Group and Adecco sell staffing services to customers based in Turkey. Act 4054 on the Protection of Competition of 1994, Communique No 1997/1 on Mergers or Acquisitions requires notification of and approval by the Turkish Competition Board of mergers or acquisitions involving partners with sales in a given market in Turkey exceeding certain thresholds. MPS Group and Adecco filed a formal notification of the merger with the Turkish Competition Board on November [                    ], 2009. The Competition Board will examine the transaction within 15 calendar days of notification. If it does not extend the waiting period, the transaction will be deemed cleared 30 calendar days from notification.

Exon-Florio authorizes the President of the United States to make an investigation to determine the effects on national security of mergers, acquisitions and takeovers by or with foreign persons that could result in foreign control of persons engaged in interstate commerce in the United States. The merger is subject to review under Exon-Florio because Adecco is a wholly owned subsidiary of a foreign corporation. On [                    ], 2009, we and Adecco filed a joint voluntary notification with CFIUS, which has been delegated authority to review transactions under Exon-Florio. Unless CFIUS takes further action, the initial review period will expire at 11:59 p.m. on [                    ], 2009.

We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material U.S. Federal Income Tax Consequences

Summary Only

The following is a summary of the material U.S. federal income tax consequences of the merger to our shareholders upon conversion of their shares into the right to receive cash under the merger agreement. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the U.S. Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect.

This summary applies only to our shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the U.S. federal income tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust. This summary does not address the federal income taxation of holders of options to purchase common stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local, foreign or U.S. federal non-income tax laws.

This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders in light of their particular circumstances and does not apply to shareholders that are subject to special rules under the U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held shares as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes and persons who acquired shares pursuant to the exercise of an employee stock option or right or otherwise as compensation). If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

All shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger.

Merger

The receipt of cash by a shareholder for shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such shareholder will recognize a capital gain or loss equal to the difference, if any, between the amount of cash received in the merger and the shareholder’s adjusted tax basis in shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than one year at the time of the completion of the merger. In the case of individuals, long-term capital gain is currently eligible for reduced rates of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Federal backup withholding at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee: (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such shareholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our shareholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the U.S. Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

The foregoing summary of material U.S. federal income tax consequences set forth above is not intended to constitute a complete description of all tax consequences relating to the merger. Because tax matters are very complicated and individual tax consequences may differ depending on your facts and circumstances, all shareholders are urged to consult with their own tax advisors regarding the particular tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Litigation Related to the Merger

We are aware of a purported class action lawsuit related to the merger: Roland Cherwick, Individually and On Behalf of All Others Similarly Situated v. MPS Group, Inc., et al. (Case No. 2009-CA-016530, filed October 23, 2009) was filed in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida, against us, each of our directors, Adecco and Merger Sub. The complaint in this lawsuit alleges, among other things, breaches of fiduciary duties by our senior officers and directors in connection with entering into the merger agreement. The complaint seeks equitable relief only. We believe the lawsuit is without merit and plan to defend it vigorously.

No Appraisal Rights

Pursuant to Section 607.1302 of the Florida Business Corporation Act, shareholders who vote against the proposal to approve the Agreement and Plan of Merger will NOT be eligible to assert appraisal rights.

Termination of Listing of Shares of Our Common Stock

Shares of our common stock are currently authorized for listing on the NYSE under the symbol “MPS.” Upon the completion of the merger, the listing of shares of our common stock on the NYSE will terminate.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the entire merger agreement because it is the legal document that governs the merger.

The merger agreement is intended to govern the contractual rights and relationships, and to allocate risks, between us and Adecco with respect to the merger. The representations and warranties we and Adecco made to one another in the merger agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger.

The Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Adecco, will merge with and into MPS Group. The separate corporate existence of Merger Sub will cease and MPS Group will continue as the surviving corporation and will become a wholly owned subsidiary of Adecco. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The merger will become effective at the time articles of merger are filed with the Secretary of State of the State of Florida or such later date or time as the parties mutually agree and specify in the articles of merger, which is referred to as the effective time of the merger.

The closing of the merger will take place on the second business day after satisfaction or waiver of the conditions described under the caption “—Conditions of the Merger” (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), unless otherwise agreed by the parties.

Consideration to be Received in the Merger

At the effective time of the merger, each issued and outstanding share of our common stock (other than certain restricted stock described under “—Treatment of Stock Options, Employee Stock Purchase Plan and Restricted Stock”) immediately prior to the effective time of the merger will be canceled and converted into the right to receive $13.80 in cash, without interest, less any required withholding of taxes. At that time, each holder of shares of common stock will no longer have any rights with respect to such shares, except for the right to receive the merger consideration.

Cancellation of Shares

Each share of common stock owned by Adecco, Merger Sub and any of their respective wholly owned subsidiaries, or held in treasury immediately prior to the effective time of the merger, automatically will be canceled and will not be entitled to any merger consideration nor any other payment or distribution.

Payment for Shares

At or immediately after the effective time of the merger, Adecco will deliver to the paying agent funds sufficient to pay the merger consideration.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail or deliver to all record holders of shares of our common stock issued and outstanding immediately prior to the time of the completion of the merger a letter of transmittal and instructions on how to surrender shares (certificated and non-certificated) in exchange for the merger consideration. Upon delivery of a certificate for cancellation (or surrender of book entry shares in accordance with instructions to be provided), along with a valid letter of transmittal and any other required documents, the holder of such shares will be entitled to receive cash in an amount equal to the merger consideration in respect of the shares of common stock represented by such certificate or book entry shares, without interest and less any required withholding of taxes. Each certificate representing shares of common stock that is surrendered will be canceled. Do not send stock certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

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the person requesting the payment first pays any transfer or other taxes resulting from the payment of the merger consideration to a person other than the registered holder of that certificate, or required for any other reason relating to such holder or requesting person, or establishes to the reasonable satisfaction of the paying agent that any such tax has been paid or is inapplicable.

If your stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by signing an affidavit to that effect and, if required by the surviving corporation or paying agent, posting a bond in such an amount as the surviving corporation or the paying agent may direct as indemnity against claims by any other party related to your lost, stolen or destroyed stock certificate.

Any portion of the funds delivered to the paying agent to be paid out as merger consideration that remain unclaimed by our former shareholders for one year after the effective time of the merger may be delivered to Adecco, and any former shareholders may thereafter only look to Adecco (subject to abandonment of property, escheat or other similar laws) for payment of their claim for the merger consideration, without any interest thereon.

We will not permit transfers of shares to be made on the transfer books after the close of business on the day prior to the date of the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration.

Treatment of Stock Options, Employee Stock Purchase Plan and Restricted Stock

Each stock option outstanding as of immediately prior to the effective time of the merger will become fully vested (to the extent not already so) and then will be canceled and converted into the right to receive the excess, if any, of $13.80 over the exercise price per share of the stock option multiplied by the number of shares of common stock subject to the stock option, without interest and less any applicable withholding for taxes. From and after the effective time, all options will no longer be exercisable, but will only entitle the holder to a right to receive the merger consideration. No consideration will be payable in respect of any options with an exercise price per share in excess of $13.80 as of immediately prior to the effective time of the merger.

The end of the current purchase period under our employee stock purchase plan is December 31, 2009. The employee stock purchase plan will be terminated as of the effective time of the merger or such earlier date that we determine to be administratively reasonable. Each participant’s accumulated payroll contributions not applied to the purchase of shares of common stock will be returned to the participant.

Each restricted share that is outstanding immediately prior to the effective time of the merger and that by its terms would automatically vest and become free of restrictions as of the effective time of the merger, will be entitled to receive the merger consideration with respect to each such vested restricted share, less any required withholding for taxes. Each restricted share that is outstanding immediately prior to the effective time of the merger but by its terms would not automatically vest and become free of restrictions as of the effective time of the merger will be canceled immediately prior to the completion of the merger and will be replaced with a substantially equivalent award by Adecco, the corporation surviving the merger or any of their respective affiliates or subsidiaries that, subject to the holder’s continued employment, will continue to vest on the same schedule and in accordance with the same terms as set forth in the applicable options plan and the applicable award agreement.

After the effective time of the merger, all options plans will be terminated and no further options, restricted shares or other right with respect to our common stock will be granted.

Representations and Warranties

The merger agreement contains a number of representations and warranties that we agreed to make, including representations and warranties relating to:

•	corporate organization, qualification, good standing and similar matters;

•	ownership of subsidiaries;

•	our capital structure and equity securities;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	absence of certain governmental or third party consents;

•	absence of conflicts with charter documents, certain contracts or applicable law in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	internal accounting controls and books and records maintained in accordance with GAAP;

•	the absence of certain changes or events;

•	material legal proceedings;

•	tax matters;

•	employee benefit plans and labor matters;

•	intellectual property;

•	the absence of brokers’ fees payable in connection with the merger;

•	receipt of a fairness opinion from BofA Merrill Lynch;

•	material contracts;

•	maintenance of certain insurance policies;

•	questionable payments;

•	related party transactions;

•	the required vote of company shareholders and the absence of appraisal rights;

•	customers;

•	assets and property, including the leasing of certain real property;

•	compliance with applicable law and regulatory matters; and

•	environmental matters and compliance with environmental laws.

The merger agreement also contains a number of representations and warranties made by Adecco and Merger Sub, including representations and warranties relating to:

•	corporate organization, qualification, good standing and similar matters;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	absence of certain governmental or third party consents;

•	absence of conflicts with charter documents or certain contracts in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	the operations of Merger Sub since its formation;

•	ownership of shares of our common stock by Adecco and Merger Sub;

•	the absence of brokers’ fees payable in connection with the merger; and

•	acknowledgment by Adecco and Merger Sub that it cannot rely on any representations or warranties made by MPS Group, except those specifically noted in the appropriate section of the merger agreement.

In addition, Adecco has assured us that it has cash, immediately available lines of credit or other sources of funds sufficient to pay the merger consideration and expenses related to the merger.

Significant portions of our representations and warranties are qualified as to the actual knowledge of certain of our executive officers, “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means any adverse change in (1) our or our subsidiaries’ condition (financial or otherwise), business, results of operations, assets or liabilities that is material to us and to our subsidiaries, taken as a whole; or (2) our ability to timely perform our obligations under and complete the transactions contemplated by the merger agreement, excluding in either case any changes or effects resulting from any of the following:

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changes in the economy, financial markets (including the securities markets), political or regulatory conditions generally, including as a result of terrorist activities, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States, except to the extent that such changes disproportionately adversely affect us and our subsidiaries relative to other participants in the industries and markets in which we and our subsidiaries operate;

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changes generally applicable to the industries and markets in which we and our subsidiaries are involved, except to the extent that such changes disproportionately adversely affect us and our subsidiaries relative to other participants in such industries and markets;

•	changes in any laws applicable to us and our subsidiaries after the date of the merger agreement;

•	changes in GAAP after the date of the merger agreement;

•	the failure to meet analyst or management projections, in and of itself; or

•	the execution or announcement of the merger agreement or the announcement or completion of the merger.

Covenants and Agreements

Conduct of Our Business

We have agreed that during the period from the date of the merger agreement until the effective time of the merger, we will conduct our operations, and will cause each of our subsidiaries to conduct its operations, in the ordinary and usual course of business consistent with past practice, with no less diligence and effort than would be applied in the absence of the merger agreement, and seek to preserve intact our current business organizations, keep available the service of our current officers and employees, preserve relationships with customers, suppliers and others having business dealings with us and our subsidiaries and comply in all material respects with all applicable laws.

Without limiting the generality of the foregoing, except as expressly required by the merger agreement or as required by applicable law, prior to the effective time of the merger, without the prior written consent of Adecco, we will not, and will cause each of our subsidiaries not to:

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except for shares of our common stock required to be issued or delivered pursuant to the options plans or pursuant to other benefit plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any of our or our subsidiaries’ securities;

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except as required pursuant to our stock-based employee benefit plans, redeem, purchase, amend or otherwise acquire, or propose to redeem, purchase, amend or otherwise acquire, any of our or our subsidiaries’ outstanding securities;

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split, combine, subdivide or reclassify any shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares or otherwise make any payments to shareholders in their capacity as such, except for dividends by one of our wholly owned subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

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adopt any amendments to our articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

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(1) make any material acquisition, by means of merger, consolidation or otherwise, or material sale, lease, encumbrance or disposition, of any business, assets or securities, (2) other than in the ordinary course of business consistent with past practice, enter into a material contract or material customer contract or amend, renew or terminate any material contract or material customer contract or grant any release or relinquishment of any rights under any material contract or material customer contract, (3) other than in the ordinary course of business consistent with past practice, terminate any real property lease or enter into any lease of real property, (4) other than in the ordinary course of business consistent with past practice, extend any option to purchase real property, or (5) outsource any material businesses, processes or services, or any portion thereof;

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(1) incur, create, assume or otherwise become liable for, or repay or prepay, or amend, modify or refinance any material indebtedness or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other person, other than to us or any of our wholly owned subsidiaries, or (2) other than in the ordinary course of business consistent with past practice, mortgage, pledge or otherwise encumber any assets (tangible or intangible), or create, assume or suffer to exist any liens (other than immaterial liens) thereupon;

•	change any of our accounting methods, principles or practices, except as required by law or GAAP;

•	make or change any material tax election, settle or compromise any material tax liability, forego any material tax refund or enter into any closing agreement with any tax authority;

•	forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

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(1) make or agree to make any capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice, or enter into any agreements or arrangements providing for the same, or (2) enter into any new line of business outside of existing business segments;

•	enter into, amend or extend any collective bargaining or other labor agreement;

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renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, our or our subsidiaries’ operations (or those of Adecco or any of its affiliates after the completion of the merger);

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license, sell, transfer, abandon, fail to maintain or otherwise dispose of, in whole or in part, any of our intellectual property, other than in the ordinary course of business consistent with past practice;

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compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the merger agreement or the transactions contemplated by the merger agreement) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1 million individually or $2.5 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, us or any of our subsidiaries;

•	convene any regular or special meeting (or any adjournment thereof) of our shareholders other than the shareholders meeting contemplated by the merger agreement;

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except in accordance with the no solicitation provisions of the merger agreement, enter into any agreement, understanding or arrangement with respect to the voting or registration of the securities of us or our subsidiaries;

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except to the extent replaced with policies of comparable or greater coverage, fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of us and our subsidiaries as are currently in effect;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any related party transaction;

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grant or agree to grant any increases in the compensation of any of its directors, officers or key employees, except as required by any benefit plan or written employment agreement in effect as of the date of the merger agreement and previously made available to Adecco (other than, in each case, for changes in compensation made to non-executive employees in the ordinary course of business consistent with past practice), or (except for cash-based awards granted to non-executive officers in the ordinary course of business consistent with past practice, or as contractually required by the employee stock purchase plan or with respect to any pro-rata, pre-closing of the merger 2009 or 2010 bonuses under the EAIP, in each case as in effect on the date of the merger agreement) grant or agree to grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in shares, preferred shares or other securities of us or our subsidiaries or the value of which is linked directly or indirectly to the price or value of any shares, preferred shares or other securities of us or our subsidiaries;

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pay or agree to pay any pension, retirement allowance or other employee benefit not required by any benefit plan or written employment agreement in effect as of the date of the merger agreement and previously made available to Adecco to any director, officer or key employee whether past or present; or enter into any new or amend any existing employment, severance or termination agreement with any director, officer or key employee;

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except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, enter into or adopt any new employee benefit plan, program or arrangement that would be a benefit plan if it were in existence as of the date of the merger agreement (including any equity incentive plan, program or arrangement), that was not in existence on the date of the merger agreement, or materially amend any company plan or written employment agreement in effect as of the date of the merger agreement; or

•	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation

We have agreed that we will not, and we will cause our subsidiaries and our and their directors, officers, employees and representatives and will use commercially reasonable efforts to cause their representatives who are not our or our subsidiaries’ employees or officers not to directly or indirectly:

•	initiate, solicit or knowingly encourage inquiries, proposals, offers or any other efforts or attempts that constitute, or might reasonably be expected to lead to, any acquisition proposal;

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engage in any conversations, discussions or negotiations that in any way cooperate with or assist or participate in or encourage any such inquiries, proposals, offers, discussions or negotiations or other efforts; or

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approve or recommend, or publicly propose to approve or recommend, an acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or enter into any agreement requiring us to abandon, terminate or fail to complete the merger or breach its obligations under the merger agreement.

The merger agreement provides that if, at any time prior to the time that our shareholders approve the merger agreement, we receive an unsolicited, written acquisition proposal, we may furnish information to, or enter into discussions or negotiations with, any person or entity that has made such unsolicited acquisition proposal if, and only to the extent that:

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the board believes in good faith that the unsolicited acquisition proposal is bona fide and, after consulting with our outside legal counsel and financial advisors, determines in good faith that the acquisition proposal is, or reasonably likely to result in, a superior proposal;

•	the no solicitation provision of the merger agreement has not been materially breached;

•	after consultation with our outside legal counsel, our board determines that such action is necessary to comply with its fiduciary duties under applicable law;

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prior to furnishing non-public information about us and our subsidiaries to a person making an acquisition proposal, we receive from such person an executed confidentiality agreement on terms in all material respects no less favorable to us than those contained in the confidentiality agreement between us and Adecco; and

•	we promptly provide to Adecco any non-public information concerning us or our subsidiaries provided to such other person making an acquisition proposal which was not previously provided to Adecco.

We will promptly (and in any event within one business day after receipt) notify Adecco of the existence of any proposal or indication we, our subsidiaries or our or their representatives receive that any person is considering making an acquisition proposal, any request for non-public information other than requests for information in the ordinary course of business unrelated to an acquisition proposal or any inquiries or requests for discussion or negotiation regarding any acquisition proposal, including a copy of any such proposal, indication, inquiry or request (including any modifications thereto) and the identity of the third party. We will keep Adecco reasonably informed (orally and in writing) on a current basis (and in any event no later than one business day after the occurrence of any changes, developments, discussions or negotiations) of the status of any acquisition proposal, indication, inquiry or request and any material developments related thereto, including furnishing copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries or discussions. We will promptly (and in any event within one business day) notify Adecco orally and in writing if the board determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal. We will not, and will cause our subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of the merger agreement, that prohibits us from providing such information to Adecco.

If we receive an acquisition proposal that the board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a superior proposal after giving effect to all of the adjustments to the terms of the merger agreement that may be offered by Adecco, the board may at any time prior to obtaining the shareholder vote approving the merger, if the board determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to our shareholders, (1) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the board’s recommendation with regards to the merger with Adecco or (2) terminate the merger agreement in order to enter into a definitive agreement with respect to such superior proposal; provided, however, any purported termination of the merger agreement to enter into such superior proposal will be void and of no force or effect, unless in advance of or concurrently with such termination we pay the breakup fee and provided further that the board may not withdraw, modify or amend its recommendation with regards to the merger in a manner adverse to Adecco pursuant to the foregoing clause (1) or terminate the merger agreement pursuant to the foregoing clause (2) unless:

•	we are in compliance with our obligations with respect to the no solicitation provision of the merger agreement as outlined herein;

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we provided to Adecco at least five business days’ prior written notice advising Adecco that the board intends to take such action and provided Adecco a copy of the relevant proposed transaction agreements related to such superior proposal, including any material revisions thereto; and

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prior to changing the recommendation of the board with regards to the merger or terminating the merger agreement, if requested by Adecco, we engage in good faith negotiations with Adecco to amend the merger agreement in such a manner so that the acquisition proposal ceases to constitute a superior proposal.

Nothing described above limits our ability to take actions to comply with our disclosure obligations under the Exchange Act or any other disclosure not related to an acquisition proposal to our shareholders if, in the good faith judgment of the board, after receiving advice from counsel, failure to make such disclosure would be reasonably likely to be inconsistent with applicable law.

We will not take any action to exempt any person (other than Adecco, Merger Sub and their respective affiliates) from the restrictions on “control-share acquisitions” contained in Section 607.0902 of the Florida Business Corporation Act or any similar provision under any other applicable law.

An acquisition proposal, as defined in the merger agreement, means any bona fide written offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, MPS Group and its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger.

A superior proposal, as defined in the merger agreement, means any acquisition proposal (except the references to “20%” are replaced by “100%”) made in writing that is not contingent upon or dependent upon any financing conditions, and that the board has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account: (1) all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof; (2) the likelihood and timing of completion (as compared to the transactions contemplated in the merger agreement); and (3) any modifications made to the merger agreement pursuant to Adecco’s rights under the merger agreement’s no solicitation provision, is superior from a financial point of view to the merger agreement.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, we, Adecco and Merger Sub have each agreed to use our reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective the transactions contemplated by the merger agreement, including using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including:

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filings under the HSR Act or any comparable law of non-U.S. jurisdictions and any other submissions requested by the FTC or Antitrust Division or any comparable governmental entities of non-U.S. jurisdictions;

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such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which we or any of our subsidiaries conduct any business or own any assets; and

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all necessary waivers, consents and approvals from other parties to material contracts to which we, Adecco or Merger Sub is a party, and to lift any injunction or other legal bar to the merger (and, in such case, to proceed with the merger as expeditiously as possible) and effect all necessary registrations and filings and submissions of information requested by any governmental entities.

In addition, we, Adecco and Merger Sub have each agreed to use reasonable best efforts to promptly file or cause to be filed, as soon as practicable after the date of the merger agreement hereof and in any event within 15 business days from the date of the merger agreement, all required filings pursuant to the HSR Act with the FTC and the Antitrust Division and pursuant to Council Regulation (EC) No. 139/2004, as amended, with the European Commission and as promptly as practicable after the date of the merger agreement, all required filings under other applicable antitrust, merger-control or other similar laws that the parties reasonably determine in good faith to be necessary or appropriate to complete the transactions contemplated by the merger agreement. We, Adecco and Merger Sub have each agreed to consult and cooperate with each other in the preparation of such filings, and will promptly inform each other of any material communication received by such other party from any governmental entity related to the antitrust filings. Each party must review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written or material oral communication with any governmental entity related to the antitrust filings. No party may participate in any meeting with any governmental entity unless it first consults with the other parties in advance, and to the extent permitted by the governmental entity, gives the other party the opportunity to be present thereat. No party may agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the completion of the transactions contemplated by the merger agreement at the behest of any governmental entity in connection with the antitrust filings without the written consent of the other parties.

Adecco and Merger Sub must take any and all steps and undertake any and all undertakings necessary to avoid or eliminate impediments under any antitrust, merger-control, competition, or trade-regulation law that is or may be asserted by any governmental entity with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Adecco (or its subsidiaries) or MPS Group (or its subsidiaries) or otherwise taking or committing to take actions that limit Adecco’s or its subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Adecco (or its subsidiaries) or MPS Group (or its subsidiaries), in each case as may be required (1) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing or delaying the closing of the merger; or (2) as is necessary to cause the conditions to the completion of the merger to be satisfied in respect of antitrust, merger control, competition, or trade regulation law); provided, however, that (as long as neither Adecco nor any of its affiliates makes any filing pursuant to the HSR Act with the FTC and the Antitrust Division or pursuant to Council Regulation (EC) No. 139/2004, as amended, with the European Commission or is a party to a relevant merger situation pursuant to section 23 of The Enterprise Act of 2002 in respect of an acquisition of a business that derives turnover in either the United States or the United Kingdom and competes with any material aspect of our business, that results in the requirement of a remedial action) in no event will Adecco or Merger Sub, or any of their respective affiliates or subsidiaries take or be obligated to take such remedial action, assuming the taking of such remedial action and the subsequent completion of the merger and the other transactions contemplated by the merger agreement would reasonably be expected to have a material adverse effect on Adecco and its subsidiaries and affiliates, taken as a whole.

In connection with obtaining any approval or consent from any person (other than a governmental entity) with respect to the Merger, (1) without the prior written consent of Adecco (which may not be unreasonably delayed, conditioned or withheld), neither we nor any of our subsidiaries may pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person; and (2) neither Adecco nor Merger Sub will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Shareholder Approval

We have agreed to submit the merger agreement for approval by our shareholders at the special meeting to be held as promptly as reasonably practicable after the date of the merger agreement. We are required to include in this proxy statement the board’s recommendation to vote for the merger, and the board must use its reasonable best efforts to obtain from our shareholders the requisite shareholder vote necessary to approve the merger.

If on the date for which the shareholders meeting is scheduled, we have not received proxies representing a sufficient number of shares to approve the merger agreement, whether or not a quorum is present, Adecco has the right to require us to, and we may at our option, postpone or adjourn the special meeting up to 45 days after the originally scheduled date. If we continue not to receive proxies representing a sufficient number of shares to approve the merger agreement, whether or not a quorum is present, Adecco may require us, and we may, make one or more successive postponements or adjournments of the shareholders meeting as long as the date of the shareholders meeting is not postponed or adjourned more than an aggregate of 45 days.

Indemnification of Directors and Officers

From and after the effective time of the merger, Adecco will, and will cause the surviving corporation to, indemnify and hold harmless the individuals who at any time prior to the effective time were our or our subsidiaries’ directors or officers against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time (including the transactions contemplated by the merger agreement) to the fullest extent permitted by law, and Adecco will, and will cause the surviving corporation to, promptly advance expenses as incurred to the fullest extent permitted by law. Adecco and Merger Sub have agreed that: (1) all provisions with respect to indemnification set forth in our articles of incorporation and bylaws with respect to matters occurring prior to the effective time will survive the merger and will continue in full force and effect for a period of six years unless otherwise required by law; and (2) any indemnification agreements between an indemnified party and us in effect on the date of the merger agreement and previously provided to Adecco or filed with the SEC will continue in full force and effect in accordance with their terms.

We have agreed to purchase by the effective time (in cooperation with and with consultation from Adecco), and the surviving corporation will maintain, directors’ and officers’ liability insurance policies that: (1) will not have aggregate premiums in excess of 250% of the aggregate annual amount we currently pay to maintain the existing policies; (2) will be effective for a period from the effective time through and including the date six years after the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time; and (3) will contain coverage with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies to the persons covered thereby. We have the right, in cooperation with, and with the consent of Adecco, to purchase a single-premium tail policy with respect to directors’ and officers’ liability insurance with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies to the persons covered thereby.

Takeover Laws

We must, upon the request of Adecco or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the merger or any other transaction contemplated by the merger agreement of, any takeover laws.

Additional Covenants

The merger agreement contains additional agreements between us and Adecco relating to, among other things:

•	access to information;

•	preparation and filing of this proxy statement with the SEC;

•	consultations regarding public announcements;

•	notification of certain matters;

•	the resignation of our directors upon request from Adecco; and

•	certain pre-closing transactions intended to effectuate the post-closing reorganization of Adecco and the surviving corporation.

Conditions of the Merger

The obligation of each party to effect the merger is subject to the satisfaction or written waiver on or before the closing date of each of the following conditions:

•	approval of the merger agreement by our shareholders;

•

(1) there is not in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated in the merger agreement not be completed; (2) no law shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal completion of the merger or any other transaction contemplated by the merger agreement; and (3)no governmental entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by the merger agreement;

•

the parties shall have obtained all government approvals legally required for the completion of the merger, any applicable waiting period under the HSR Act will have terminated or expired and any other required competition approval from any foreign governmental entity shall have been obtained.

The obligation of Adecco and Merger Sub to effect the merger is also subject to the satisfaction or written waiver of the following conditions:

•

accuracy as of the time of the closing of the representations and warranties made by us to the extent our representations and warranties with respect to the organization, capitalization, authority and brokers must each be true and correct in all material respects as of the date of the merger agreement and as of the closing date specified in the merger agreement;

•

all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct on and as of the closing date (except those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date) with the same force and effect as if made on and as of such date, except where any failure to be so true and correct which has not had and would not reasonably expected to have, individually or in the aggregate, a material adverse effect;

•	performance of or compliance with all of our agreements, obligations and covenants in the merger agreement, in all material respects; and

•

no event, change, occurrence, condition, development or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, after the date of the merger agreement.

Our obligation to effect the merger is also subject to the satisfaction or written waiver of the following conditions:

•

representations and warranties made by Adecco and Merger Sub are true and correct as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which cash such earlier date) except where such failure of such representations and warranties would not prevent or materially delay the completion of the merger; and

•	each of Adecco and Merger Sub shall have performed or complied with all of the agreements, obligations and covenants in the merger agreement in all material respects.

Termination and Termination Fees

We and Adecco may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either we or Adecco may terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

•

any court of competent jurisdiction in the United States or any other governmental entity or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•

the merger shall not have been completed on or before April 30, 2010, referred to as the termination date, except that, in the event that prior to such date there is issued a request for additional information and materials under the HSR Act or that a similar request or investigation is made in connection with the review by any governmental or regulatory authority of the merger under any comparable law of non-U.S. jurisdictions, the termination date shall instead be October 31, 2010 (termination of the merger agreement pursuant to the foregoing will trigger our obligation to pay Adecco’s reasonably incurred expenses up to $7.5 million); or

•

the special shareholders meeting shall have been convened and a vote with respect to the approval of the plan of merger contained in the merger agreement shall have been taken and the approval of the plan of merger by our shareholders shall not have been obtained (termination of the merger agreement pursuant to the foregoing will trigger our obligation to pay Adecco’s reasonably incurred expenses up to $7.5 million).

Adecco may terminate the merger agreement before the effective time of the merger if:

•

we fail to perform in any material respect our material obligations under the merger agreement, resulting in the failure to satisfy the closing conditions of the merger, and such breach is not cured within a specified period (termination of the merger agreement under this provision by Adecco will trigger our obligation to pay Adecco’s reasonably incurred expenses up to $7.5 million);

•

(1) a change of the board’s recommendation regarding the merger shall have occurred; (2) we or our board (or any committee thereof) shall approve, adopt or recommend any acquisition proposal or approve or recommend, or enter into or allow us or any of our subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an acquisition proposal; (3) within five business days of the date any acquisition proposal is first published or sent or given to our shareholders, we fail to issue a press release that reaffirms the board’s recommendation that our shareholders vote to approve the merger agreement; (4) we shall have breached any of our obligations under the provisions relating to non solicitation of competing proposals and seeking shareholder approval; (5) we shall have failed to include in this proxy statement the board’s recommendation that our shareholders vote to approve the merger agreement; or (6) we or our board (or any committee thereof) shall authorize or publicly propose any of the foregoing (termination of the merger agreement pursuant to any of the foregoing by Adecco will trigger our obligation to pay Adecco a $45 million termination fee).

We may terminate the merger agreement if:

•

Adecco or Merger Sub fails to perform in any material respect its material obligations under the merger agreement, resulting in the failure to satisfy the closing conditions of the merger, and such breach is not cured within a specified period (termination of the merger agreement under this provision will trigger an obligation by Adecco to pay our reasonably incurred expenses up to $7.5 million);

•

at any time prior to receipt of the requisite shareholder vote approving the merger, in accordance with and subject to the terms and conditions of the no solicitation provision of the merger agreement; provided that we shall simultaneously with such termination enter into an alternative acquisition agreement (our termination of the merger agreement under this provision will trigger our obligation to pay Adecco a $45 million termination fee); or

•

(1) the Adecco guarantee has been withdrawn; or (2) the board has determined in good faith, based on the advice of outside Swiss legal counsel, that the Adecco guarantee is not enforceable in accordance with its terms under the laws of Switzerland and Adecco shall have not, after ten business days’ notice, taken such actions or executed such additional documents (including any amendments to the Adecco guarantee) as we may reasonably require, in order to render the Adecco guarantee enforceable under any applicable law (our termination of the merger agreement under this provision will trigger an obligation by Adecco to pay our reasonably incurred expenses up to $7.5 million).

As described above, if the merger agreement is terminated under certain circumstances we will be obligated to pay Adecco’s reasonably incurred expenses up to $7.5 million. Similarly, as described above, if we terminate the merger agreement under certain circumstances, Adecco will be obligated to pay our reasonably incurred expenses up to $7.5 million.

Under certain circumstances described above, primarily related to our obligations to not solicit a competing third-party acquisition proposal and to recommend that our shareholders approve the merger agreement, we will be required to pay a break-up fee of $45 million to Adecco. Furthermore, if the merger agreement is terminated because (1)(a) the merger has not been completed on or before the termination date and, at any time after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal shall have been publicly disclosed or otherwise communicated to our senior management or the board, (b) either we or Adecco terminates the merger agreement because the special shareholders meeting does not result in the requisite shareholder vote necessary to approve the merger agreement, and, at any time after the date of the merger agreement and prior to the special shareholders meeting or any adjournment or postponement thereof at which the vote to approve the merger is taken, a third-party acquisition proposal has been publicly disclosed, or (c) Adecco terminates the merger agreement because our failures result in failing to satisfy the closing conditions, and, at any time after the date of the merger agreement and prior to the breach giving rise to Adecco’s right to terminate the merger agreement, a third-party acquisition proposal has been publicly disclosed or otherwise communicated to our senior management or the board, and (2) we complete a transaction contemplated by an acquisition proposal within 12 months after such termination, we will be required to pay Adecco the $45 million breakup fee.

MARKET PRICE OF OUR COMMON STOCK

Shares of our common stock are listed for trading on the NYSE under the Symbol “MPS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share. No dividends were declared on the shares of our common stock during the period covered by the table.

	High ($)		Low ($)
Fiscal Year Ended December 31, 2007
First Quarter	15.97		13.44
Second Quarter	15.11		12.91
Third Quarter	16.08		11.07
Fourth Quarter	13.48		10.27
Fiscal Year Ended December 31, 2008
First Quarter	12.50		8.68
Second Quarter	12.59		10.54
Third Quarter	12.77		9.47
Fourth Quarter	10.20		4.74
Fiscal Year Ending December 31, 2009
First Quarter	7.73		4.16
Second Quarter	8.51		5.67
Third Quarter	11.51		7.38
Fourth Quarter (through [ ], 2009)	[	]	[	]

The closing price of the shares of our common stock on the NYSE on October 19, 2009, the trading day prior to the announcement of the merger, was $11.14 per share. On [                    ], 2009, the most recent practicable date before this proxy statement was printed, the closing price for the shares of our common stock on the NYSE was $[            ] per share.

PRINCIPAL SHAREHOLDERS AND SECURITIES

OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of common stock as of October 28, 2009 of: (1) each director and named executive officer; (2) those persons known to us to be beneficial owners of more than five percent of our outstanding common stock; and (3) all directors and named executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares. As of October 28, 2009, there were 93,222,916 shares of common stock issued and outstanding.

	Shares Beneficially Owned
Name	Number	Percent(1)
Derek E. Dewan(2)	293,691	*
Timothy D. Payne(3)	1,609,708	1.7%
T. Wayne Davis(4)	399,650	*
Peter J. Tanous(5)	232,250	*
John R. Kennedy(6)	182,250	*
Michael D. Abney(7)	174,725	*
William M. Isaac(8)	319,250	*
Darla D. Moore(9)	241,250	*
Arthur B. Laffer(10)	218,250	*
Robert P. Crouch(11)	922,877	*
Richard L. White(12)	339,866	*
Gregory D. Holland(13)	377,376	*
Jon D. Kerner(14)	155,000	*
Tyra H. Tutor(15)	304,373	*
Dimensional Fund Advisors LP(16)	8,470,244	9.1%
T. Rowe Price Associates, Inc.(17)	7,378,140	7.9%
Barclay Global Investors, NA(18)	6,552,837	7.0%
Fiduciary Management, Inc.(19)	5,784,528	6.2%
All directors and executive officers as a group (14 persons)(20)	5,770,516	6.0%

*	Less than one percent.
(1)	Percentage is determined on the basis of 93,222,916 shares of common stock outstanding as of October 28, 2009, plus shares of common stock deemed outstanding with respect to each person or group as applicable pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.
(2)	Mr. Dewan’s shares consist of: (i) 28,469 shares held in his name; (ii) 75,222 restricted shares; and (iii) 190,000 shares held pursuant to options that are immediately exercisable.
(3)	Mr. Payne’s shares consist of: (i) 257,470 shares held in his name; (ii) 801,428 restricted shares; (iii) 810 shares held in the Company’s 401(k) plan; and (iv) 550,000 shares held pursuant to options that are immediately exercisable.
(4)	Mr. Davis’ shares consist of: (i) 38,028 shares held in his name; (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation over which Mr. Davis has sole voting and dispositive power; (iii) 5,400 shares held in Mr. Davis’ wife’s name; (iv) 75,222 restricted shares; and (v) 251,000 shares held pursuant to options that are immediately exercisable.
(5)	Mr. Tanous’ shares consist of: (i) 26,028 shares held in his name; (ii) 75,222 restricted shares; and (iii) 131,000 shares held pursuant to options that are immediately exercisable.
(6)	Mr. Kennedy’s shares consist of: (i) 31,028 shares held in his name; (ii) 75,222 restricted shares; and (iii) 76,000 shares held pursuant to options that are immediately exercisable.
(7)	Mr. Abney’s shares consist of: (i) 24,503 shares held in his name; (ii) 75,222 restricted shares; and (iii) 75,000 shares held pursuant to options that are immediately exercisable.
(8)	Mr. Isaac’s shares consist of: (i) 33,028 shares held in his name; (ii) 75,222 restricted shares; and (iii) 211,000 shares held pursuant to options that are immediately exercisable.
(9)	Ms. Moore’s shares consist of: (i) 26,028 shares held in her name; (ii) 75,222 restricted shares; and (iii) 140,000 shares held pursuant to options that are immediately exercisable.
(10)	Dr. Laffer’s shares consist of: (i) 23,028 shares held in his name; (ii) 75,222 restricted shares; and (iii) 120,000 shares held pursuant to options that are immediately exercisable.
(11)	Mr. Crouch’s shares consist of: (i) 304,246 shares held in his name; (ii) 431,964 restricted shares; and (iii) 186,667 shares held pursuant to options that are immediately exercisable.

(12)	Mr. White’s shares consist of: (i) 24,956 shares held in his name; (ii) 2,168 shares held in the Company’s Amended and Restated 2001 Employee Stock Purchase Plan; (iii) 162,142 restricted shares; and (iv) 150,600 shares held pursuant to options that are immediately exercisable.
(13)	Mr. Holland’s shares consist of: (i) 46,209 shares held in his name; (ii) 229,500 restricted shares; and (iii) 101,667 shares held pursuant to options that are immediately exercisable.
(14)	Mr. Kerner’s shares consist of 155,000 restricted shares.
(15)	Ms. Tutor’s shares consist of: (i) 41,238 shares held in her name; (ii) 200,285 restricted shares; (iii) 350 shares held in Ms. Tutor’s husband’s name; and (iv) 62,500 shares held pursuant to options that are immediately exercisable.
(16)	Based on information the Company obtained from Dimensional Fund Advisors LP’s Schedule 13G filed as of December 31, 2008, the business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP reports to have sole voting power for 8,220,044 shares of common stock and shared dispositive power for zero shares of common stock. These shares are held by registered investment companies, commingled group trusts, and separate accounts for which Dimensional Fund Advisors LP serves as investment adviser or manager.
(17)	Based on information the Company obtained from T. Rowe Price Associates, Inc.’s Schedule 13G filed as of December 31, 2008, the business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. reports to have sole voting power for 2,459,000 shares of common stock and shared dispositive power for zero shares of common stock.
(18)	Based on information the Company obtained from Barclay Global Investors, NA’s Schedule 13G filed as of December 31, 2008, the business address of Barclay Global Investors, NA is 400 Howard Street, San Francisco, California 94105. Barclay Global Investors, NA reports to have sole voting power for 5,619,187 shares of common stock and shared dispositive power for zero shares of common stock.
(19)	Based on information the Company obtained from Fiduciary Management, Inc.’s Schedule 13G filed as of December 31, 2008, the business address of Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, Wisconsin 53202. Fiduciary Management, Inc. reports to have sole voting power for 5,757,128 shares of common stock and shared dispositive power for 27,400 shares of common stock.
(20)	Includes 2,245,434 shares held pursuant to options that are immediately exercisable.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about registrants like MPS Group that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available, free of charge, on our website, at http://www.mpsgroup.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

We do not currently expect to hold an annual meeting of shareholders in 2010 because we will not be a separate public company after the merger is completed. If the merger is not completed and such a meeting is held, shareholders are hereby notified that if they wish to include a proposal in our proxy statement and form of proxy relating to the 2010 annual meeting of shareholders pursuant to Rule 14a-8, as promulgated under the Securities Exchange Act of 1934, written copies of their proposals must be received at our principal executive offices no later than December 21, 2009. To ensure our prompt receipt, proposals should be sent certified mail return receipt requested, and should otherwise comply with Rule 14a-8.

In accordance with our bylaws, shareholders who wish to submit a proposal for consideration at the our 2010 annual meeting of shareholders, other than pursuant to Rule 14a-8, or who wish to make a nomination for director, must deliver a copy of their proposal or nomination to our principal executive offices no later than December 21, 2009.

All such mailings should be directed to the Corporate Secretary at our principal executive offices, located at 1 Independent Drive, Jacksonville, Florida 32202, and such notice must be received no later than December 21, 2009.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADECCO, INC.,

JAGUAR ACQUISITION CORP.

and

MPS GROUP, INC.

October 19, 2009

A-i

A-ii

A-iii

Defined Term	Defined in Section
Acquisition Proposal	Section 6.2(g)
Adecco	Recitals
Adecco Guarantee	Recitals
Agreement	Introduction
Alternative Acquisition Agreement	Section 6.2(d)(1)
Antitrust Filings	Section 6.3(b)(y)
Articles of Merger	Section 1.2
Board	Recitals
Book-Entry Shares	Section 3.2(b)(ii)
Breakup Fee	Section 8.5(d)
Business Day	Section 9.11
Certificates	Section 3.2(b)(i)
Change of Board Recommendation	Section 6.2(d)(x)
Closing	Section 1.3
Closing Date	Section 1.3(b)
Code	Section 3.5
Company	Introduction
Company Board Recommendation	Section 4.4(b)(iii)
Company Intellectual Property	Section 4.11(b)
Company Plans	Section 4.10(a)
Company SEC Reports	Section 4.6(a)
Company Securities	Section 4.3(a)(iii)
Confidentiality Agreement	Section 6.4
Disclosure Schedule	Article IV
Effective Time	Section 1.2
Environmental Requirements	Section 4.22
ERISA	Section 4.10(a)(ii)
ERISA Affiliate	Section 4.10(a)(ii)
ESPP	Section 3.4(c)(i)
ESPP Exercise Date	Section 3.4(c)(i)
Exchange Act	Section 3.4(b)
FBCA	Recitals
GAAP	Section 4.6(b)
Governmental Entity	Section 4.5(b)
hereby	Section 9.11
herein	Section 9.11
HSR Act	Section 4.5(b)(i)
include	Section 9.11
includes	Section 9.11
including	Section 9.11
Indemnified Parties	Section 6.8(a)
Intellectual Property Rights	Section 4.11(a)
IRS	Section 4.10(a)(i)
knowledge	Section 9.11
Laws	Section 4.21(i)
Liens	Section 9.11
Material Adverse Effect	Section 9.11
Material Contract	Section 4.14(a)
Merger	Section 1.1
Merger Consideration	Section 3.1(a)
Merger Sub	Introduction

A-iv

Defined Term	Defined in Section
Merrill Lynch	Section 4.12
Non-U.S. Plan	Section 4.10(l)
Notice Period	Section 6.2(d)(1)
Option Payment	Section 3.4(a)(ii)
Option Plans	Section 3.4(a)
Options	Section 3.4(a)
Original Date	Section 6.5(b)
Other Filings	Section 6.6
Parent	Introduction
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
Permits	Section 4.21(ii)
Person	Section 9.11
Preferred Shares	Section 4.3(a)
Proxy Statement	Section 6.6
Real Property Leases	Section 4.20(b)
Related Party Transaction	Section 4.17
Representatives	Section 6.4
Requisite Shareholder Vote	Section 4.18
Restricted Shares	Section 3.4(d)
Sarbanes-Oxley Act	Section 4.6(a)
SEC	Article IV
Securities Act	Section 4.6(a)
Share	Section 3.1(a)
Shareholders Meeting	Section 6.5(a)
Shares	Section 3.1(a)
Significant Customer	Section 4.19
Significant Subsidiary	Section 9.11
Subsidiary	Section 9.11
Subsidiary Securities	Section 4.3(b)(iii)
Superior Proposal	Section 6.2(h)
Surviving Corporation	Section 1.1
Takeover Laws	Section 9.11
Tax	Section 9.11
Tax Returns	Section 9.11
Taxes	Section 9.11
Termination Date	Section 8.2(b)
Unvested Restricted Shares	Section 3.4(d)
Vested Restricted Shares	Section 3.4(d)

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of October 19, 2009, and is by and among Adecco, Inc., a Delaware corporation (“Parent”), Jaguar Acquisition Corp., a Florida corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and MPS Group, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated by this Agreement in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the FBCA, upon the terms and subject to the conditions set forth herein;

WHEREAS, Adecco SA, a Swiss corporation and ultimate parent of Parent and Merger Sub (“Adecco”), has agreed to unconditionally guarantee the performance of Parent’s and Merger Sub’s obligations under this Agreement pursuant to a Guarantee of Adecco SA, dated as of even date herewith (the “Adecco Guarantee”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which: (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Florida; and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes referred to in this Agreement as the “Surviving Corporation.” The Merger will have the effects set forth in the FBCA.

1.2    Effective Time. Parent, Merger Sub and the Company will cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Florida as provided in the FBCA. The Merger will become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Florida, or at such later date as is agreed upon by the parties and specified in the Articles of Merger, and such date is referred to in this Agreement as the “Effective Time.”

1.3    Closing. The parties shall hold the closing of the Merger (the “Closing”) (a) at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) or (b) at such other place, time and date as Parent and the Company may agree in writing (the “Closing Date”).

ARTICLE II

SURVIVING CORPORATION

2.1    Articles of Incorporation. The articles of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is MPS Group, Inc.” and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as permitted by Law.

2.2    Bylaws. The bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the bylaws of the Merger Sub in effect immediately prior to the Effective Time until thereafter amended as permitted by Law.

2.3    Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

2.4    Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

2.5    Subsequent Actions. If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company, Parent or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company, Parent or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK OF THE COMPANY

AND MERGER SUB

3.1    Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or capital stock of Merger Sub:

(a)    Each share of common stock of the Company, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than

Shares owned by Parent, Merger Sub, or any of their respective wholly owned Subsidiaries, or any of the Company’s direct or indirect wholly owned Subsidiaries or held in the treasury of the Company) will, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be canceled and extinguished and converted into the right to receive, pursuant to Section 3.2, in cash an amount per Share equal to $13.80 (the “Merger Consideration”), payable to the holder thereof, without interest thereon, less any required withholding of Taxes, upon the surrender of the certificate formerly representing such Share or the Book-Entry Shares (as defined in Section 3.2(b)). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

(b)    At the Effective Time, each Share issued and outstanding and owned by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, or held in the treasury of the Company immediately prior to the Effective Time will cease to be outstanding (if applicable), be canceled and retired without payment of any consideration therefor and cease to exist.

(c)    At the Effective Time, all Shares (if any) held by any of the Company’s direct or indirect wholly owned Subsidiaries shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of Shares held by such subsidiary bore to the aggregate number of Shares immediately prior to the Effective Time.

(d)    At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2    Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

(a)    At or immediately after the Effective Time, Parent shall deliver to a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the “Payment Fund”). Parent shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b)    As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail (i) to each holder of record (other than holders of certificates for Shares referred to in Section 3.1(b)) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”): (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (B) instructions for use in effecting the surrender of the Certificates for payment therefor, and (ii) to each holder of Book-Entry Shares instructions for use in effecting the surrender of non-certificated Shares held in book-entry form (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, or surrender of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares will be entitled to receive for each of the Shares formerly represented by such Certificates or Book-Entry Shares, the Merger Consideration, without any interest thereon, less any required withholding of Taxes, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it will be a condition of payment that the Certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment must pay to the Paying Agent any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates formerly representing Shares held in the Company’s treasury or by Merger Sub, or by any Subsidiary of the Company or Merger Sub) and Book-Entry Share will represent for all purposes only the right to receive, for each Share formerly represented thereby, the Merger Consideration, without interest thereon, less any required withholding of Taxes.

(c)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented thereby.

(d)    Any portion of the Payment Fund made available to the Paying Agent that remains unclaimed by the former shareholders of the Company for one year after the Effective Time may be delivered to Parent, upon demand of Parent, and any former shareholders of the Company may thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered prior to such date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.3    Transfer of Shares After the Effective Time. The Company shall not permit transfers of Shares to be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

3.4    Stock Options; Employee Stock Purchase Plan; Restricted Shares.

(a)    Prior to the Effective Time, the Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each option then outstanding to purchase Shares (the “Options”) granted under the Company’s 2004 Equity Incentive Plan (and its predecessor plans), 2004 Non-Employee Director Equity Incentive Plan (and its predecessor plans), 2008 Non-Executive Stock Plan, or any other plan, agreement or arrangement (together, the “Option Plans”), will be canceled and, in exchange therefor, each former holder of any such canceled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment by the Company in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such canceled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Options will have no rights other than the right to receive the Option Payment.

(b)    Prior to the Effective Time, Parent and the Company shall take action designed to provide that the treatment of Options pursuant to Section 3.4(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)    The Company shall take such action as may be necessary to: (i) establish the end of the purchase period in effect as of the date of this Agreement under the Company’s Employee Stock Purchase Plan (the “ESPP”) no later than the last day of the offering period ending immediately after the date hereof with respect to any offering otherwise then in effect (the “ESPP Exercise Date”); and (ii) suspend any subsequent purchase periods that would otherwise arise after the close of the purchase period currently in effect and prior to the Effective Time. The Company shall exercise reasonable best efforts to terminate the ESPP as of the Effective Time or such earlier date as determined by the Company to be administratively reasonable. In such event, (A) each ESPP participant’s accumulated payroll contributions as of the ESPP Exercise Date that are not withdrawn as of such date shall be applied toward the purchase of Shares in accordance with the terms of the ESPP; and (B) as promptly as reasonably practicable following the ESPP Exercise Date, following the application of accumulated payroll contributions toward the purchase of Shares in accordance with the preceding sentence, Parent shall cause or permit the Company or Merger Sub, as applicable, to return to participants any of their respective accumulated payroll contributions not applied to the purchase of Shares under the ESPP, if any.

(d)    Each Share granted subject to vesting or other lapse restrictions pursuant to any Option Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time and which by its terms as in effect on the date hereof would vest and become free of such restrictions as of the Effective Time (such Restricted Shares, “Vested Restricted Shares”) shall, subject to this Article III, be entitled to receive the Merger Consideration with respect to each such Vested Restricted Share, less any required withholding Taxes. Each Share granted subject to vesting or other lapse restrictions pursuant to any Option Plan which is outstanding immediately prior to the Effective Time and which would not by its terms as in effect on the date hereof vest and become free of such restrictions (such Restricted Shares, “Unvested Restricted Shares”) shall be canceled immediately prior to the Closing and shall be replaced with a substantially equivalent award by Parent, the Surviving Corporation or any of their respective Subsidiaries or affiliates which, subject to the holder’s continued employment with Parent, the Surviving Corporation or their respective Subsidiaries or affiliates, shall continue to vest on the same schedule and in accordance with the same terms as set forth in the applicable Option Plan and the applicable award agreement thereunder.

(e)    After the Effective Time, all Option Plans shall be terminated and no further Options, Restricted Shares or other rights with respect to Shares shall be granted thereunder.

3.5    Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Restricted Shares or Options pursuant to the Merger or this Agreement any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Restricted Shares or Options in respect of which such deduction and withholding was made.

3.6    Recapitalizations; Stock Splits. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares and Options the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 3.6; provided that nothing herein shall be construed to permit (a) the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement, or (b) Parent and Merger Sub to pay other than cash in fulfillment of their obligation to pay the Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2008; the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 5, 2009, February 5, 2009, April 29, 2009, and July 29, 2009; and the Company’s proxy statement on Schedule 14A filed with the SEC on April 20, 2009 (including any documents incorporated therein by reference and any exhibits to such filings but excluding any amendments thereto filed after the date hereof and any forward-looking disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) disclosed in the section of the disclosure schedule dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the execution hereof (the “Disclosure Schedule”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article IV below, the Company represents and warrants to Parent and Merger Sub as follows:

4.1    Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as defined in Section 9.11) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.11). Each of the Company and its Significant Subsidiaries has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the articles of incorporation and bylaws (or other similar governing documents) of the Company and each of its Subsidiaries.

4.2    Subsidiaries and Affiliates. Section 4.2 of the Disclosure Schedule sets forth the name and jurisdiction of incorporation of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any capital stock or other equity securities of any Person or has any direct or indirect equity or ownership interest in any Person, other than the Company’s Subsidiaries.

4.3    Capitalization. (a) The authorized capital stock of the Company consists of 400,000,000 Shares and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Shares”). As of October 19, 2009: (a) 93,171,388 Shares were issued and outstanding (including 5,603,450 Restricted Shares), (b) no Preferred Shares were issued and outstanding, (c) no Shares were issued and held in the treasury of the Company, (d) no Shares and no Preferred Shares were reserved for issuance under the Option Plans, and (e) 3,984,224 Shares and no Preferred Shares were reserved for issuance upon the exercise of outstanding Options. Since such date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any Shares or Preferred Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.3(a) of the Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of each Option, Restricted Share and other equity-based award outstanding, the number of Shares issuable thereunder or to which such award pertains, the employee, director, consultant or other Person who has received such award, the expiration or vesting date and exercise or conversion price, if applicable, related thereto and, if applicable, the Option Plan pursuant to which each such Option, Restricted Share or other equity-based award was granted. Except for the Options, Restricted Shares or other equity-based awards listed in Section 4.3(a) of the Disclosure Schedule, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities and other ownership interests of the Company, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person is a party with respect to the voting of capital stock of the Company.

(b)    The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities and other ownership interests of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of any Subsidiary of the Company.

4.4    Authority Relative to This Agreement; Shareholder Approval.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly adopted and authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of this Agreement by the shareholders of the Company in accordance with Section 607.1103 of the FBCA by the Requisite Shareholder Vote (as defined in Section 4.16) prior to the consummation of the Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement of this Agreement may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)    The Board (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby in accordance with Section 607.1103 of the FBCA, (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend the approval of this Agreement by the shareholders of the Company (the “Company Board Recommendation”), and (iv) irrevocably taken all necessary steps to render the provisions of Section 607.0901 of the FBCA regarding business combinations with “interested shareholders” and Section 607.0902 of the FBCA regarding “control-share acquisitions” inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger. Giving effect to the Board actions described in this Section 4.4(b), no United States federal or state Takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

4.5    Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated by this Agreement will:

(a)    conflict with or result in any breach of any provision of the respective articles of incorporation, bylaws or the comparable governing documents of the Company or any of its Significant Subsidiaries;

(b)    require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government, or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), except: (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any comparable Law of non-United States jurisdictions; (ii) pursuant to the applicable requirements of the Exchange Act; (iii) the filing of the Articles of Merger pursuant to the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (iv) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(d)    assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.5 are duly and timely obtained or made, and, with respect to the Merger, the approval of this Agreement by the Company’s shareholders has been obtained, violate any Law applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6    SEC Reports; Financial Statements.

(a)    The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to SEC since December 31, 2005 (the “Company SEC Reports”) , all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act or with any other Governmental Entity under securities Laws of any jurisdiction.

(b)    The consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments that are not material in amount or nature). All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c)    The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any such disclosures made by management to the Company’s auditors and audit committee has been previously provided to Parent, and such summary is true, correct and complete in all material respects.

(d)    The books and records of the Company and each of its Subsidiaries have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(e)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, of the type required to be recorded or reflected on a balance sheet under GAAP, except for those liabilities (i) reserved for on the most recent consolidated balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement; (ii) incurred in the ordinary course of business after the date of this Agreement; (iii) incurred in connection with the transactions contemplated hereby; or (iv) incurred as expressly permitted by this Agreement or with the written permission of Parent; or (v) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7    Absence of Certain Changes or Events.

(a)    Since December 31, 2008, the Company and its Subsidiaries have not suffered any Material Adverse Effect, and there has not been any event, change, effect, development, condition or occurrence that would be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)    Since December 31, 2008, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice, in all material respects and, except as set forth in Section 4.7(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of clauses (i), (ii), (iii), (iv), (v), (vi)(A), (xii) or (xvii) of Section 6.1(a).

4.8    Litigation. As of the date of this Agreement, except as disclosed in the Company SEC Reports, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened by or against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not individually involve an amount in controversy reasonably anticipated to exceed $1,000,000 and (ii) does not seek material injunctive relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree, except where such order, writ, injunction or decree has not had and would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no legal actions, audits, inquiries or investigations or material internal investigations of the Company or any of its Subsidiaries, pending or, to the knowledge of the Company, threatened by the SEC or any other Governmental Entity.

4.9    Taxes.

(a)    The Company and its Subsidiaries have: (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account applicable extensions), all of which Tax Returns are true, correct and complete in all material respects; and (ii) paid or accrued (in accordance with GAAP) all material Taxes for which the Company and its Subsidiaries are liable, whether or not shown to be due on such Tax Returns, other than such Taxes as are being contested in good faith or for which adequate reserves have been established on the Company’s books and records. The Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate Governmental Entity or other Person) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).

(b)    There are no ongoing federal, state, local or foreign audits, examinations, claims or assessments relating to material Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any Tax authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to Tax that would be the subject of such Tax Return by that jurisdiction.

(c)    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes of the Company and its Subsidiaries.

(d)    The Company and its Subsidiaries are not a party to any Tax indemnity agreement or any agreement providing for the allocation or sharing of Taxes that could give rise to a material payment or indemnification obligation.

(e)    There are no material Liens for Taxes upon the assets of the Company or its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable.

(f)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(g)    None of the Company, any of its Subsidiaries, any of their affiliates nor any of their predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(h)    Neither the Company nor any of its Subsidiaries has engaged in, or is required to make any disclosure to the Internal Revenue Service with respect to, a “listed transaction” pursuant to Treasury Regulations Section 1.6011-4(b)(2).

4.10    Employee Benefit Plans; Labor Matters.

(a)    With respect to the employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee, manager, director, or consultant (or any a dependent or beneficiary of such present or former employee, manager, director or consultant) of the Company or any Subsidiary, whether or not such plan is terminated, maintained or contributed to by the Company or any of its Subsidiaries (the “Company Plans”), except as would not in the aggregate have a Material Adverse Effect: (i) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; and (ii) each Company Plan has been operated in all respects in accordance with its terms and the requirements of applicable law. Except as would not, together with any liabilities described in Sections 4.10(a)(i) and (ii), have a Material Adverse Effect, none of the Company, any of its Subsidiaries or any ERISA Affiliate (as defined below) has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the knowledge of the Company, no fact or event exists that is reasonably likely to give rise to any such liability to the Company or any of its Subsidiaries. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company or any Subsidiary within the meaning of Section 414 of the Code.

(b)    Section 4.10(b) of the Disclosure Schedule lists all current material Company Plans. The Company has made available to Parent correct and complete copies of (where applicable): (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such Company Plans; (ii) the most recent determination or opinion letters received from the Internal Revenue Service, (iii) the three most recent Form 5500 Annual Reports (with audited financial statements and schedules) and summary annual reports; (iv) applicable nondiscrimination testing for the three (3) most recent Company Plan years; (v) the most recent audited financial statement and actuarial valuation, (vi) all material agreements, insurance contracts and other agreements which implement each such Company Plan; (vii) all material filings made with any governmental authority, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program; and (viii) any other documents, forms or other instruments relating to any Company Plan reasonably requested by Parent.

(c)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor agreement as of the date of this Agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened strike, lockout, work stoppage or other labor dispute against or affecting the Company or any of its Subsidiaries, except where such strike, lockout, work stoppage or other labor dispute would not have a Material Adverse Effect; nor has there been any such strike, lockout, work stoppage or other labor dispute within the three years preceding the date of this Agreement.

(d)    (i) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to labor and employment, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, characterization of workers as employees or independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services, employee terminations and mass layoffs, except in each case as would not reasonably be expected to result in a Material Adverse Effect; and (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect there are no complaints, charges, lawsuits, arbitrations, administrative proceedings, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any governmental authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)    Neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local laws regarding the termination or layoff of employees.

(f)    No “leased employee” (within the meaning of Section 414(n) of the Code) performs any material services for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(g)    All amounts payable to holders of Shares and other securities of the Company pursuant to the Company Plans are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by such holders (and matters incidental thereto).

(h)    There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Plan that would reasonably be expected to result in a material liability to the Company or any Subsidiary.

(i)    There are no actions, Liens, complaints or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Plan or against the assets of any Company Plan that could result in material liability to the Company or any Subsidiary.

(j)    All Company Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all laws (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury).

(k)    The Company, each Subsidiary, and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any default or violation by any other party with respect to, any of the Company Plans.

(l)    With respect to any Company Plan for the benefit of employees of the Company or any of its Subsidiaries (or dependents thereof) who perform services or who are employed outside of the United States (a “Non-US Plan”): (i) if intended to qualify for special tax treatment, each Non-US Plan meets all requirements for such treatment; (ii) if intended to be funded and/or book reserved, each Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or, to the Company’s knowledge, reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of a Non-US Plan or any Company Plan outside of the United States; (iv) no employee of the Company or any of its Subsidiaries who is domiciled outside of the United States (or any of their dependents) is entitled to any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (together, “Pension Benefits”) that become payable before their normal retirement age as stated in their contract of employment or the Company Plan itself; (v) apart from any general indemnity in favor of the trustees given by the Company or its Subsidiaries under the governing documents of a Non-US Plan, neither the Company nor any of its Subsidiaries has given any indemnity, undertaking or guarantee in respect of any Non-US Plan; (vi) the assets of each Non-US Plan that provided Pension Benefits are sufficient to satisfy its respective liabilities (current and contingent) as at the date of this Agreement; and (vii) neither the Company nor any of its Subsidiaries has any legal or ex-gratia arrangement or practice to pay pensions, gratuities, superannuation, allowances or any other benefit or sum to any Person who is not an employee of the Company or any of its Subsidiaries or dependent of an employee of the Company or its Subsidiaries, except, in each of clauses (i) – (vii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(m)    Neither the Company nor any of its Subsidiaries has any current or projected liability with respect to an obligation to provide health or welfare benefits, including death, medical and life insurance benefits (whether or not insured) with respect to any Person beyond his or her retirement or other termination of service other than coverage mandated by Section 4980B of the Code or any similar state law.

(n)    Shareholder approval of or the consummation of the transactions contemplated by this Agreement will not: (A) entitle any individual to severance or separation pay, (B) accelerate the time of payment, vesting or funding, or increase the amount, of compensation due to any individual, (C) require any “gross up” or other compensation to any individual because of the imposition of any excise tax upon payment to such individual, (D) result in any new obligation pursuant to any of the Company Plans or (E) result in any limitation or restriction on the right of Parent, the Company, or their respective Subsidiaries to merge, amend or terminate any Company Plan. No payment in connection with the transactions contemplated by this Agreement (whether alone or in connection with any other event) could constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No payment under any Company Plan or other agreement with respect to any “Covered Employee” (as defined in Section 162(m)(3) of the Code) of the Company or a Subsidiary will be nondeductible by operation of Section 162(m) of the Code.

4.11    Intellectual Property. (a) As used herein, “Intellectual Property Rights” means all domestic and foreign intellectual property and proprietary rights, including all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names, brand names, and other source or business identifiers, (iii) works of authorship (whether or not published), and all copyrights, designs and software, and (iv) trade secrets, know-how and confidential business information.

(b)    The Company and its Subsidiaries own or are validly licensed to use all Intellectual Property Rights presently used in the business of the Company or any Subsidiary of the Company, other than such Intellectual Property Rights that are not material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”).

(c)    (i) Neither the Company nor any Subsidiary of the Company has received written notice alleging that the conduct of its business, including the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any of their respective licensees, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person in any material respect, and (ii) (A) to the knowledge of the Company, no third party has infringed, misappropriated, diluted or otherwise violated in any material respect any Company Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries, and (B) no claims involving the Company or any Subsidiary of the Company for any of the foregoing have been brought, or to the knowledge of the Company, threatened, by or against any Person.

(d)    With respect to all Intellectual Property Rights of any third party that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement or permission (other than “shrink wrap,” “click wrap,” and “off the shelf” software and other software commercially available on reasonable terms to the public generally) and that are material to the business of the Company or any of its Subsidiaries: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach or default of such license, sublicense, agreement or permission.

(e)    The Company and its Subsidiaries are using commercially reasonable efforts, consistent with practices that are customary in the industry, to maintain and protect each item of Company Intellectual Property.

4.12    Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), which fees and expenses are reflected in its agreement with the Company and shall be paid by the Company, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement. A true and correct copy of the engagement letter with Merrill Lynch in connection with this transaction has been delivered to Parent.

4.13    Opinion of Financial Advisors. The Company has received the opinion of Merrill Lynch, dated October 19, 2009 to the effect that, as of such date, the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

4.14    Material Contracts. (a) The Company has made available to Parent copies of all Material Contracts and, subject to redaction as the Company has determined (after consultation with counsel) to be consistent with the antitrust laws of the United States and similar laws of other jurisdictions, a sample of customer contracts for each of the Company’s material business divisions. “Material Contracts” means all written and oral contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments currently in effect to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(1)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(2)    contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Parent, the Surviving Corporation or any of their affiliates) to (i) compete in any business or with any Person or in any geographic area, or (ii) sell, supply or distribute any service or product;

(3)    are joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture;

(4)    involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, currencies, interest rates, foreign currency and indices;

(5)    relate to any material (A) indebtedness for borrowed money; (B) obligations evidenced by bonds, debentures, notes or other similar instruments; (C) obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (D) obligations as lessee under capitalized leases; (E) obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (F) guaranty of any of the foregoing;

(6)    relate to conditional sale arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $2,000,000 individually or $5,000,000 in the aggregate;

(7)    were entered into after December 31, 2007 or are not yet consummated involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $2,000,000 individually or $5,000,000 in the aggregate (other than acquisitions or dispositions of supplies and inventory in the ordinary course of business consistent with past practice);

(8)    by their terms call for (A) a payment by the Company and its Subsidiaries under such contract of more than $1,000,000 annually (or, in the case of the Real Property Leases, $2,000,000 annually) or $5,000,000 over the remaining term of such contract or (B) a receipt by the Company and its Subsidiaries under such contract of more than $5,000,000 annually or $10,000,000 over the remaining term of such contract;

(9)    pursuant to which the Company or any of its Subsidiaries has “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(10)    obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(11)    relate to the development, ownership, licensing or use of any Intellectual Property Rights material to the business of the Company or any of its Subsidiaries, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $1,000,000 per year; or

(12)    provide for any standstill arrangements that restrict the Company from purchasing a Person’s securities.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Company and its Subsidiaries have performed and complied in all material respects with their respective obligations under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15    Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies with reputable and financially sound insurers issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. Section 4.15 of the Disclosure Schedule sets forth a list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, which list is true, correct and complete in all material respects. With respect to each such insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such insurance policies. None of the material insurance policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except as would not be reasonably expected to result in a Material Adverse Effect.

4.16    Questionable Payments. Neither the Company nor any of its Subsidiaries (nor to the knowledge of the Company any of their respective directors, executives, Representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.17    Related Party Transactions. Since December 31, 2008, no Person is or has been a party to any transaction or proposed transaction with the Company or any of its Subsidiaries that would require disclosure in an SEC filing made by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act (a “Related Party Transaction”).

4.18    Required Vote of Company Shareholders; No Appraisal Rights. The only vote of the holders of outstanding securities of the Company required by the articles of incorporation of the Company, bylaws of the Company, Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to as the “Requisite Shareholder Vote.” Statutory appraisal rights under the FBCA will not be available to the Company’s shareholders as a result of the Merger.

4.19    Customers. Section 4.19 of the Disclosure Schedule sets forth the top twenty customers of the Company and its Subsidiaries in each of its reporting segments (each, a “Significant Customer”) by gross revenue paid or payable by such Significant Customer to the Company and its Subsidiaries for the year ended December 31, 2008 and the nine months ended September 30, 2009, with the revenue recorded for each such Significant Customer for such period.

4.20    Properties. (a) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries, the Company or one of its Subsidiaries has valid title to such real property, free and clear of any Liens, and there are no outstanding options to purchase real property.

(b)    The Company has heretofore made available to Parent copies of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) (including all modifications, amendments, supplements, waivers and side letters thereto). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect; and (ii) to the knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, any of its Subsidiaries exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for immaterial Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any property leased pursuant to any of the Real Property Leases.

(c)    The Company and its Subsidiaries have good and valid title to their material owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all material assets and properties (in each case, tangible and intangible) necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, except, in all cases, as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.21    Compliance with Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) since December 31, 2005, neither the Company nor any of its Subsidiaries is or has been in conflict with, in default with respect to or in violation of any local, state, federal, foreign or multinational statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (ii) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, certificates, orders, clearances, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), such Permits are in full force and effect and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit; and (iii) the Company and each of its Subsidiaries have fulfilled and performed all of their obligations with respect to such Permits and are in compliance with the terms of such Permits.

4.22    Environmental Matters. To the knowledge of the Company, (a) the Company and its Subsidiaries are in compliance with Environmental Requirements, except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect; and (b) the Company and its Subsidiaries have not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to the Company or its Subsidiaries or their facilities arising under Environmental Requirements, the subject of which would be reasonably likely to result in a Material Adverse Effect. For purposes of this Section 4.22, “Environmental Requirements” means all federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Effective Time. This Section 4.22 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

4.23    Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, the Company makes no representation or warranty, expressed or implied, at law or in equity, in respect of the Company or its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Company as follows:

5.1    Corporate Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and is qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.2    Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement and the Adecco Guarantee and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by the respective boards of directors of Adecco, Parent and Merger Sub and by Parent as sole shareholder of Merger Sub, and no other corporate proceedings on the part of Adecco, Parent and Merger Sub are necessary to authorize this Agreement and the Adecco Guarantee or to consummate the transactions contemplated by this Agreement. This Agreement and the Adecco Guarantee have been duly and validly executed and delivered by each of Adecco, Parent and Merger Sub (as applicable) and, assuming this Agreement and the Adecco Guarantee constitute the valid and binding agreements of the Company, constitute the valid and binding agreements of Parent and Merger Sub (with regard to the Agreement) and Adecco (with regard to the Adecco Guarantee), enforceable against Parent and Merger Sub (with regard to the Agreement) and Adecco (with regard to the Adecco Guarantee) in accordance with their terms, except that the enforcement of this Agreement and the Adecco Guarantee may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

5.3    Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement will:

(a)    conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively of Parent or Merger Sub;

(b)    require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity; except: (i) in connection with the applicable requirements of the HSR Act or any comparable Law of non-United States jurisdictions; (ii) pursuant to the applicable requirements of the Exchange Act; (iii) the filing of the Articles of Merger pursuant to the FBCA and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (iv) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would adversely affect the consummation of the transactions contemplated by this Agreement;

(c)    except as set forth on Schedule 5.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or that would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; or

(d)    assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or to any of their respective assets, except for violations that would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.4    Financing. Parent and its affiliates have cash, immediately available lines of credit or other sources of funds sufficient to pay the Merger Consideration in accordance with the terms of Article III and expenses related to the transactions contemplated by this Agreement.

5.5    Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

5.6    Share Ownership. None of Parent, Merger Sub or any of their respective affiliates or associates beneficially owns any Shares.

5.7    Brokers and Finders. Except for the fees and expenses payable to Deutsche Bank AG, London Branch, which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.8    Non-Reliance. Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1    Conduct of Business of the Company.

(a)    During the period from the date of this Agreement to the Effective Time (unless Parent otherwise agrees in writing and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedule), the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing sentence, and except required by applicable Law or as otherwise expressly permitted in this

Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, delayed or withheld):

(i)    except for Shares required to be issued or delivered pursuant to the Option Plans or pursuant to the Company Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any Company Securities or Subsidiary Securities;

(ii)    except as required pursuant to the Company’s stock-based employee benefit plans, redeem, purchase, amend or otherwise acquire, or propose to redeem, purchase, amend or otherwise acquire, any outstanding Shares, Company Securities or Subsidiary Securities;

(iii)    split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, except for dividends by a wholly owned Subsidiary of the Company;

(iv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(v)    adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

(vi)    (A) make any material acquisition, by means of merger, consolidation or otherwise, or material sale, lease, encumbrance or disposition, of any business, assets or securities, (B) other than in the ordinary course of business consistent with past practice, enter into a Material Contract or material customer contract or amend, renew or terminate any Material Contract or material customer contract or grant any release or relinquishment of any rights under any Material Contract or material customer contract, (C) other than in the ordinary course of business consistent with past practice, terminate any Real Property Lease or enter into any lease of real property, (D) other than in the ordinary course of business consistent with past practice, extend any option to purchase real property, or (E) outsource any material businesses, processes or services, or any portion thereof;

(vii)    (A) incur, create, assume or otherwise become liable for, or repay or prepay, or amend, modify or refinance any material indebtedness or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company, or (B) other than in the ordinary course of business consistent with past practice, mortgage, pledge or otherwise encumber any of its assets (tangible or intangible), or create, assume or suffer to exist any Liens (other than immaterial Liens) thereupon;

(viii)    change any of the accounting methods, principles or practices used by it, except as required by Law or GAAP;

(ix)    make or change any material Tax election, settle or compromise any material Tax liability, forego any material Tax refund or enter into any closing agreement with any Tax authority;

(x)    forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

(xi)    (A) make or agree to make any capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice, or enter into any agreements or arrangements providing for the same, or (B) enter into any new line of business outside of its existing business segments;

(xii)    enter into, amend or extend any collective bargaining or other labor agreement;

(xiii)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries (or Parent or any of its affiliates after the consummation of the Merger);

(xiv)    license, sell, transfer, abandon, fail to maintain or otherwise dispose of, in whole or in part, any Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xv)    compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $2,500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xvi)    convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Shareholders Meeting;

(xvii)    except in accordance with Section 6.2(b), enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(xviii)    except to the extent replaced with policies of comparable or greater coverage, fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(xix)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Related Party Transaction;

(xx)    grant or agree to grant any increases in the compensation of any of its directors, officers or key employees, except as required by any Company Plan or written employment agreement in effect as of the date of this Agreement and previously made available to Parent (other than, in each case, for changes in compensation made to non-executive employees in the ordinary course of business consistent with past practice), or (except for cash-based awards granted to non-executive officers in the ordinary course of business consistent with past practice, or as contractually required by the ESPP or with respect to any pro-rata, pre-Closing 2009 or 2010 bonuses under the MPS Group, Inc. Executive Annual Incentive Plan, in each case as in effect on the date of this Agreement) grant or agree to grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares, Preferred Shares or other Company Securities or in Subsidiary Securities or the value of which is linked directly or indirectly to the price or value of any Shares, Preferred Shares or other Company Securities or Subsidiary Securities;

(xxi)    pay or agree to pay any pension, retirement allowance or other employee benefit not required by any Company Plan or written employment agreement in effect as of the date of this Agreement and previously made available to Parent to any director, officer or key employee whether past or present; or enter into any new or amend any existing employment or severance or termination agreement with any director, officer or key employee;

(xxii)    except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, enter into or adopt any new employee benefit plan, program or arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (including any equity incentive plan, program or arrangement), that was not in existence on the date of this Agreement, or materially amend any Company Plan or written employment agreement in effect as of the date of this Agreement; or

(xxiii)    authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2    No Solicitation.

(a)    Subject to Section 6.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries shall not, and shall cause their Representatives who are employees or officers of the Company or any of its Subsidiaries not to, and shall use their commercially reasonable efforts to cause their Representatives who are not employees or officers of the Company or any of its Subsidiaries not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Acquisition Proposal or engage in any conversations, discussions or negotiations with respect thereto or otherwise, in any way, cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or other efforts or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Subject to Section 6.2(b), the Company shall immediately cease and cause to be terminated any solicitation, discussion, negotiation or knowing encouragement with any Persons conducted theretofore by the Company, its Subsidiaries or any of its or their Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Persons.

(b)    Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board believes in good faith to be bona fide, (ii) the Company has not materially breached Section 6.2(a), (iii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board determines in good faith that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries and its and their Representatives to, disclose any non-public information to such Person without first entering into a confidentiality agreement in all material respects no less favorable to the Company than the Confidentiality Agreement (other than Section 14 of the Confidentiality Agreement) and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c)    From and after the date hereof, the Company shall promptly (and in any event within one Business Day) notify Parent in the event that the Company, its Subsidiaries or its or their Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify

Parent promptly (and in any event within one Business Day) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than one Business Day after the occurrence of any changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(b). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(d)    Notwithstanding anything in Section 6.2(a)(ii) to the contrary, if the Company receives an Acquisition Proposal which the Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, the Board may at any time prior to obtaining the Requisite Shareholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”) and/or (y) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee and otherwise complies with Section 8.4(b) and 8.5(d); and provided further that the Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 6.2 and (B):

(1)    the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(2)    prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d) with respect to such new written notice.

(e)    The Company agrees that any violations of the restrictions set forth in this Section 6.2 by any of its or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement (including this Section 6.2) by the Company.

(f)    Nothing contained in this Section 6.2 shall prohibit the Board from disclosing to the shareholders of the Company a position contemplated by Regulation 14A, Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or any other disclosure not related to an Acquisition Proposal to Company shareholders if the Board determines after consultation with counsel that the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ fiduciary duties or disclosure obligations under applicable law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its shareholders in favor of the Merger shall be deemed to be a Change in Board Recommendation (including for purposes of Section 8.3(b)(i)).

(g)    The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “control-share acquisitions” contained in Section 607.0902 of the FBCA (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.4(b).

(h)    For purposes of this Agreement, “Acquisition Proposal” means any bona fide written offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

(i)    The term “Superior Proposal” means any Acquisition Proposal (except the references therein to “20%” shall be replaced by “100%”) made in writing that is not contingent upon or dependent upon any financing conditions, and that the Board has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account (1) all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, (2) the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and (3) any modifications made to this Agreement pursuant to Section 6.2(d)) is superior from a financial point of view to this Agreement.

6.3    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including: (i) filings under the HSR Act or any comparable Law of non-United States jurisdictions and any other submissions requested by the Federal Trade Commission or Department of Justice or any comparable Governmental Entities of non-United States jurisdictions; (ii) such other filings, consents, approvals, orders, registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; and (iii) all necessary waivers, consents and approvals from other parties to material contracts to which the Company, Parent or Merger Sub is a party), and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) and effect all necessary registrations and filings and submissions of information requested by any Governmental Entities.

(b)    Parent, Merger Sub and the Company shall use their respective reasonable best efforts to promptly file or cause to be filed, (x) as soon as practicable after the date hereof and in any event within 15 Business Days from the date hereof, all required filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and pursuant to Council Regulation (EC) No. 139/2004, as amended with the European Commission and (y) as promptly as practicable after the date hereof, all required filings under other applicable antitrust, merger control or other similar Laws that the parties reasonably determine in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement (the items set forth in clauses (x) and (y) above, collectively, the “Antitrust Filings”). The parties shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform each other of any material communication received by such party from any Governmental Entity related to the Antitrust Filings. Each party shall review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or material oral communication with any Governmental Entity related to the Antitrust Filings. No party shall participate in any meeting with any Governmental Entity unless it first consults with the other party in advance, and to the extent permitted by the Governmental Entity, gives the other party the opportunity to be present thereat. No party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity in connection with the Antitrust Filings without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    Without limiting this Section 6.3, Parent and Merger Sub shall take any and all steps and undertake any and all undertakings necessary to avoid or eliminate impediments under any antitrust, merger control, competition, or trade regulation law that is or may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent (or its Subsidiaries) or the Company (or its Subsidiaries) or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company (or its Subsidiaries), in each case as may be required (i) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, that would otherwise have the effect of preventing or delaying the Closing; or (ii) as is necessary to cause the conditions to the consummation of the Merger provided for in Sections 7.1(b) or (c) to be satisfied in respect of antitrust, merger control, competition, or trade regulation law (such action, a “Remedial Action”); provided, however, that (as long as neither Parent nor any of its affiliates makes any filing pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and/or pursuant to Council Regulation (EC) No. 139/2004, as amended, with the European Commission and/or is a party to a relevant merger situation pursuant to section 23 of The Enterprise Act of 2002 in respect of an acquisition of a business that derives turnover (x) in either the United States or the United Kingdom and (y) competes with any material aspect of the business of the Company, that results in the requirement of a Remedial Action) in no event shall Parent, Merger Sub, the Company or any of their respective affiliates or subsidiaries take or be obligated to take such Remedial Action pursuant to this Section 6.3(c) that, assuming the taking of such Remedial Action and the subsequent consummation of the Merger and the other transactions contemplated by this Agreement, would reasonably be expected to have a Material Adverse Effect or a material adverse effect on Parent and its affiliates (including the Surviving Corporation) taken as a whole. For purposes of this Section 6.3(c), “material adverse effect” has the same definition as Material Adverse Effect, substituting Adecco and its affiliates (including the Surviving Corporation) for the Company and its Subsidiaries.

(d)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably delayed, conditioned or withheld), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

6.4    Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives (collectively, “Representatives”) of Parent in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records (including Tax Returns and supporting documentation) and Representatives and, during such period, shall (and shall cause each of its Subsidiaries and Representatives to) furnish promptly to Parent’s Representatives all information concerning its business, properties and personnel as may reasonably be requested, except that the Company may restrict the foregoing access and information to the extent that: (i) applicable Laws require the Company or any of its Subsidiaries to restrict or prohibit access to any such properties, books, records or information; or (ii) the information is subject to confidentiality obligations to a third party. Parent shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated September 27, 2007 (the “Confidentiality Agreement”), by and between the Company and Parent applies with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized Representatives hereunder.

6.5    Shareholder Approval. (a) As promptly as practicable following the date of this Agreement, the Company shall call a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the Requisite Shareholder Vote in connection with this Agreement and the Merger and shall use its reasonable best efforts to cause such Shareholders Meeting to occur as promptly as reasonably practicable. Except in the event of a Change of Board Recommendation specifically permitted by Section 6.2(d), (i) the Proxy Statement (as defined in Section 6.6) shall include the Company Board Recommendation and (ii) the Board (and all applicable committees thereof) shall use its reasonable best efforts to obtain from its shareholders the Requisite Shareholder Vote in favor of the approval of the plan of merger (as such term is used in Section 607.1103 of the FBCA) contained in this Agreement required to consummate the transactions contemplated by this Agreement.

(b)    If on the date for which the Shareholders Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of Shares to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Shareholders Meeting to a date which shall not be more than 45 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of Shares to approve the transactions contemplated hereby, whether or not a quorum is present, Parent shall have the right to require the Company to, and the Company may, make one or more successive postponements or adjournments of the Shareholders Meeting as long as the date of the Shareholders Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection. In the event that the Shareholders Meeting is adjourned or postponed as a result of applicable Law, including the need to disseminate to shareholders any amendments or supplements to the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of the number of days pursuant to this subsection.

6.6    Proxy Statement; Other Filings. As promptly as reasonably practicable after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably delayed, conditioned or withheld), a letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) relating to the Merger; and (b) each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and file with the SEC any other document to be filed with the SEC in connection with the Merger (the “Other Filings”) as required by the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company, on the one hand, or Parent and Merger Sub, on the other hand, expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company, on the one hand, or Parent and Merger Sub, on the other hand, expressly for inclusion or incorporation by reference in each of the Other Filings will, as of the date it is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the requirements of the Exchange Act. The Proxy Statement shall include a statement that the Company has concluded that the shareholders are not entitled to assert appraisal rights under the FBCA. The Company shall use its reasonable best efforts to cause such Proxy Statement to be filed as soon as possible, and in any event within 15 Business Days, after the date of this Agreement. Each of the Company and Parent shall obtain and furnish the information concerning itself and its affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders at the earliest reasonably practicable date. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If, at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

6.7    Publicity. The parties shall consult with each other and shall agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities or foreign exchange or trading market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Subject to the exception set forth in the immediately preceding sentence, the Company, Parent and Merger Sub agree that the initial press releases announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent.

6.8    Indemnification of Directors and Officers.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. Parent and Merger Sub agree that (i) all provisions with respect to indemnification set forth in the certificate of incorporation and Bylaws of the Company on the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years unless otherwise required by Law; and (ii) any indemnification agreements between an Indemnified Party and the Company in effect on the date of this Agreement and previously provided to Parent or filed with the SEC shall continue in full force and effect in accordance with their terms.

(b)    The Company shall purchase by the Effective Time (in cooperation with and with consultation from the Parent), and the Surviving Corporation shall maintain, directors’ and officers’ liability insurance policies that: (i) shall not have aggregate premiums in excess of 250% of the aggregate annual amount currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent); (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time; and (iii) shall contain coverage with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies (complete and accurate copies of which have been made available to Parent) to the Persons covered thereby; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 250% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 250% of such amount. Notwithstanding anything to the contrary in this Section 6.8(b), and in lieu of any other obligations of the parties in this Section 6.8(b), prior to the Effective Time, the Company may, in cooperation with, and with the consent of Parent, not to be unreasonably withheld, purchase a single-premium tail policy with respect to directors’ and officers’ liability insurance with policy limits, terms and conditions that are at least as favorable and at least as protective as such existing policies to the Persons covered thereby.

(c)    This Section 6.8 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. Parent guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.8 and the articles of incorporation and bylaws of the Surviving Corporation.

(d)    In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8.

6.9    Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

6.10    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

6.11    Subsequent Filings. Until the Effective Time, the Company shall timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such form, report and document. As of their respective dates, none of such forms, reports and documents shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such forms, reports and documents shall be prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated income, shareholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

6.12    Resignation of Company’s Directors. If so requested by Parent, the Company shall deliver to Parent, at or prior to the Closing Date, the resignation effective as of the Closing, in form and substance reasonable satisfactory to Parent, of each director of the Company.

6.13    Certain Pre-Closing Transactions. Prior to the Closing, upon the satisfaction or waiver of all conditions to close set forth in Article VII, the Company shall take such actions as may be reasonably requested by Parent, including (a) transferring any businesses or contracts regulated by the U.S. Defense Security Services to TAD PGS, Inc., or such other entity as Parent may designate in writing, and (b) selling one or more Subsidiaries of the Company to Parent or its affiliates at prices to be agreed upon between the parties; provided, that nothing in this Section 6.13 shall affect any shareholder’s right to receive the Merger Consideration as provided in and pursuant to the terms of Article III and provided further, that prior to any action taken pursuant to this Section 6.13, Parent shall demonstrate to the reasonable satisfaction of the Company that the shareholders of the Company will not otherwise be adversely affected. The Company and its Subsidiaries shall, subject to compliance with the antitrust laws of the United States and similar laws of other jurisdictions, reasonably cooperate with, and furnish such information as shall be reasonably requested by, Parent and its affiliates and Representatives following the date hereof and prior to Closing to assist in connection with contemplated post-Closing integration and reorganization.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement shall have been duly approved by the Requisite Shareholder Vote.

(b)    Injunction. There is not in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated in this Agreement not be consummated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transaction contemplated hereby. No Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement. Prior to invoking this condition, each party shall use its reasonable best efforts to have any such decree, ruling, injunction, order, Law, claim, action or proceeding vacated, rescinded or dismissed, as applicable.

(c)    Governmental Filings and Consents. (i) The parties shall have obtained all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by this Agreement and such consents, orders and approvals are in effect at the Effective Time, except where the failure to obtain any such consent by the Effective Time would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the waiting periods under the HSR Act shall have expired or been terminated and any other competition approvals from any foreign Governmental Entity required to be obtained in connection with the transactions contemplated hereby shall have been obtained.

7.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1 (Corporate Organization and Qualification), Section 4.3(a) (Capitalization), Section 4.4 (Authority Relative to This Agreement), and Section 4.12 (Brokers and Finders) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all respects and (ii) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided, however, that Section 6.10(a) obligations are excluded for this purpose.

(c)    Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Officers Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; provided, however, that Section 6.10(a) obligations are excluded for this purpose.

(c)    Officers Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1    Termination by Mutual Consent. Parent and the Company may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time, by mutual written consent.

8.2    Termination by Either Parent or the Company. Either Parent or the Company may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time:

(a)    if any court of competent jurisdiction in the United States or some other Governmental Entity or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to purchase and provided, further, that prior to terminating this Agreement pursuant to this Section 8.2(a), a party shall have used its reasonable best efforts to have any such decree, ruling, injunction, order, Law, claim, action or proceeding vacated, rescinded or dismissed, as applicable;

(b)    if the Merger shall not have been consummated on or before April 30, 2010 (the “Termination Date”), except that, in the event that prior to such date there is issued a Request for Additional Information and Materials under the HSR Act or that a similar request or investigation is made in connection with the review by any governmental or regulatory authority of the Merger under any comparable Law of non-United States jurisdictions, the Termination Date shall instead be October 31, 2010; or

(c)    if the Shareholders Meeting shall have been convened and a vote with respect to the approval of the plan of merger (as such term is used in Section 607.1103 of the FBCA) contained in this Agreement shall have been taken thereat and the approval of the plan of merger (as such term is used in Section 607.1103 of the FBCA) contained in this Agreement by the Requisite Shareholder Vote shall not have been obtained.

8.3    Termination by Parent. Parent may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time:

(a)    if (x) the Company fails to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.2(b), and which failure to perform is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to the Company by Parent; or (y) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and except for those representations that address matters only as of a particular date, which representations shall remain true and correct as of such date), and such failure to be true and correct, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.2(a), which such failure is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to the Company by Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if Parent or Merger Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement; or

(b)    if (i) a Change of Board Recommendation (or any action by any committee of the Board which, if taken by the full Board, would be a Change of Board Recommendation) shall have occurred; (ii) the Company or its Board (or any committee thereof) shall (x) approve, adopt or recommend any Acquisition Proposal or (y) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal; (iii) within five (5) Business Days of the date any Acquisition Proposal is first published or sent or given to the shareholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation (provided that Parent shall only be entitled to request the Company to issue such press release on one occasion for each Acquisition Proposal); (iv) the Company shall have breached any of its obligations under Section 6.2 and Section 6.5; (v) the Company shall have failed to include in the Proxy Statement distributed to shareholders the Company Board Recommendation; or (vi) the Company or its Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

8.4    Termination by the Company. The Company may terminate this Agreement and abandon the Merger at any time (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time:

(a)    if (x) Merger Sub or Parent fails to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.3(b), and which failure to perform is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to Parent by the Company; or (y) any representation or warranty of Merger Sub or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and except for those representations that address matters only as of a particular date, which representations shall remain true and correct as of such date), and such failure to be true and correct, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 7.3(a), which such failure is incapable of being cured or is not cured within the earlier of (i) the Termination Date and (ii) 30 days after notice in writing to Parent by the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement;

(b)    at any time prior to receipt of the Requisite Shareholder Vote, in accordance with and subject to the terms and conditions of Section 6.2(d)(y); provided that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement; or

(c)    if (i) the Adecco Guarantee shall have been withdrawn; or (ii) if the Board shall determine in good faith, based on the advice of outside Swiss legal counsel, that the Adecco Guarantee is not enforceable in accordance with its terms under the Laws of Switzerland and Parent shall have not, after ten (10) Business Days’ notice from the Company, caused Adecco to take such actions or execute such additional documents (including any amendments to the Adecco Guarantee) as the Company may reasonably require, based upon the advice of such outside Swiss counsel, in order to render the Adecco Guarantee enforceable under any applicable Law of Switzerland; provided, that in no event shall Parent be obligated to cause Adecco to execute any documents that would increase Adecco’s Obligations (as defined in the Adecco Guarantee).

8.5    Effect of Termination; Fees and Expenses Upon Termination.

(a)    In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5, Article IX and the last two sentences of Section 6.4. Notwithstanding the foregoing, none of the Company, Parent or Merger Sub shall be relieved or released from liability or losses arising out of its breach of this Agreement which breach both (A) arises from an action taken or a failure to take an action, which action or inaction was undertaken with the actual knowledge that such action or inaction materially breaches this Agreement and (B) which action or inaction was undertaken with the purpose of causing a material breach of this Agreement.

(b)    If (i) Parent terminates this Agreement pursuant to Section 8.3(a), (ii) the Company or Parent terminates this Agreement pursuant to Section 8.2(b) (except if, at the time of such termination, all conditions to Closing set forth in Article VII have been or are capable of being timely satisfied, other than the conditions set forth Section 7.1(c), and the Company has complied, in all material respects, with its obligations pursuant to Section 6.3) or (iii) the Company or Parent terminates this Agreement pursuant to Section 8.2(c), then, in each case, the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably incurred expenses up to an amount equal to $7,500,000. The Company shall pay expenses pursuant to this Section 8.5(b) by wire transfer of immediately available funds to an account to be designated by Parent, not later than three (3) Business Days after delivery to the Company of notice of demand for payment setting forth in reasonable detail all such expenses.

(c)    If the Company terminates this Agreement pursuant to Section 8.4(a) or Section 8.4(c), then Parent shall pay to the Company an amount equal to the Company’s reasonably incurred expenses up to an amount equal to $7,500,000. Parent shall pay expenses pursuant to this Section 8.5(c) by wire transfer of immediately available funds to an account to be designated by the Company, not later than three (3) Business Days after delivery to Parent of notice of demand for payment setting forth in reasonable detail all such expenses.

(d)    If Parent terminates this Agreement pursuant to Section 8.3(b) or the Company terminates this Agreement pursuant to Section 8.4(b), then the Company shall pay to Parent immediately prior to or concurrently with such termination, in the case of termination by the Company, or within three (3) Business Days thereafter, in the case of termination by Parent, a termination fee of $45,000,000 (the “Breakup Fee”), by wire transfer of immediately available funds to an account to be designated by Parent.

(e)    In the event that: (i)(A) either Parent or the Company terminates this Agreement pursuant to Section 8.2(b) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board, (B) either Parent or the Company terminates this Agreement pursuant to Section 8.2(c), and, at any time after the date of this Agreement and prior to the Shareholders Meeting or any adjournment or postponement thereof at which the vote under Section 8.2(c) is taken, an Acquisition Proposal shall have been publicly disclosed, or (C) Parent terminates this Agreement pursuant to Section 8.3(a) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 8.3(a), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board, and (ii) the Company consummates a transaction contemplated by any Acquisition Proposal within twelve (12) months of the date of such termination, then the Company shall pay to Parent, promptly following the consummation of such transaction, the Breakup Fee, by wire transfer of immediately available funds to an account to be designated by Parent.

(f)    The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of this Agreement and the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The parties further acknowledge that the Breakup Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub for the costs, expenses, efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that the Breakup Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the right to receive the Breakup Fee is each of Parent’s and Merger Sub’s and each of their affiliates’ and Representatives’ sole and exclusive remedy under this Agreement. In the event that the Company shall fail to pay the Breakup Fee or expenses when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Parent and Merger Sub (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 8.5, including the filing of any lawsuit or other legal action taken to collect payment, together with interest on the unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid. The Company shall not be required to pay the Breakup Fee on more than one occasion.

(g)    Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

8.6    Extension; Waiver. At any time prior to the Effective Time, each of Parent, Merger Sub and the Company may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement; or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of a party to assert any of its rights hereunder is not a waiver of such rights.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1    Payment of Expenses. Subject to Section 8.5, whether or not the Merger is consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement.

9.2    Non-Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made in this Agreement do not survive beyond the earlier of: (a) termination of this Agreement; or (b) the Effective Time. This Section 9.2 does not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement survives any termination of this Agreement, and the provisions of such Confidentiality Agreement apply to all information and material delivered by any party hereunder.

9.3    Modification or Amendment. Subject to the applicable provisions of the FBCA, at any time prior to the Effective Time, the parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; except that after approval of this Agreement by the shareholders of the Company, the parties shall not amend the Agreement: (a) to change the consideration payable in the Merger; (b) to adversely affects the rights of the Company’s shareholders; or (c) such that under any applicable Law shareholder approval is required, without, in each case, the approval of such shareholders.

9.4    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and such party may waive such conditions in whole or in part to the extent permitted by applicable Law.

9.5    Counterparts. For the convenience of the parties, the parties may execute this Agreement manually or by facsimile in any number of counterparts, and each such counterpart is an original instrument, and all such counterparts together constitute the same agreement.

9.6    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD AND INTERNAL CORPORATE AFFAIRS OF THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA AND THE APPLICABLE PROVISIONS OF THE FBCA SHALL BE APPLICABLE TO THE MERGER), WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.7    Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the City of Wilmington, Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in state or federal courts located in the City of Wilmington, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.8    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight delivery service or by facsimile or email transmission (with either a confirming copy sent by overnight delivery service or confirmation of transmission), as follows:

(a)    If to the Company, to

MPS Group, Inc.

One Independent Drive

Jacksonville, Florida

(904) 360-2569 (telephone)

(904) 360-2515 (facsimile)

bob.crouch@mpsgroup.com

Attention: Robert P. Crouch, Chief Financial Officer

with a copy to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

(404) 581-3939 (telephone)

(404) 581-8330 (facsimile)

tmann@jonesday.com

Attention: Timothy Mann, Jr., Esq.

(b)    If to Parent or Merger Sub, to

Adecco, Inc.

175 Broad Hollow Road

Melville, NY 11747

(631) 844-7266 (facsimile)

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

(212) 906-1200 (telephone)

(212) 751-4864 (facsimile)

charles.ruck@lw.com

david.kurzweil@lw.com

Attention: Charles Ruck, Esq.

David A. Kurzweil, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

9.9    Entire Agreement; Assignment. This Agreement, the Adecco Guarantee and the Confidentiality Agreement: (a) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter of this Agreement; and (b) shall not be assigned by operation of Law or otherwise. Notwithstanding the foregoing, Parent may, without the consent of the Company, transfer or assign, in whole or from time to time in part, all of its rights and obligations under this Agreement to one or more of its affiliates, provided that no such transfer or assignment will relieve Parent of its obligations hereunder.

9.10    Parties in Interest. Except as otherwise provided in this Section 9.10, this Agreement is binding upon and inures solely to the benefit of each party and their respective successors and assigns. The parties do not intend anything in this Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to Article III, to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; except that the provisions of Section 6.8 inure to the benefit of and are enforceable by the Indemnified Parties. No shareholder of the Company, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any rights hereunder.

9.11    Certain Definitions; Drafting Conventions; No Construction Against Drafter.

(a)    As used in this Agreement:

(i)    “affiliate” and “associate” shall have the meanings given to such terms under Rule 12b-2 under the Exchange Act;

(ii)    “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(iii)    “hereby,” “herein” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section or other portion of this Agreement;

(iv)    “knowledge” of the Company means the actual knowledge of Timothy D. Payne, Robert P. Crouch and Gregory D. Holland, in each case after due inquiry of appropriate members of Company management;

(v)    “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights, building or use restrictions or other encumbrances or title defects of any kind or nature, including any agreements to give any of the foregoing in the future;

(vi)    “Material Adverse Effect” means any adverse change in (i) the condition (financial or otherwise), business, results of operations, assets or liabilities of the Company or any of its Subsidiaries, that is material to the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement, excluding in either case any changes or effects resulting from: (A) changes in the economy, financial markets (including the securities markets), political or regulatory conditions generally, including as a result of terrorist activities, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States, except to the extent that such changes disproportionately adversely affect the Company and its Subsidiaries relative to other participants in the industries and markets in which the Company and its Subsidiaries operate; (B) changes generally applicable to the industries and markets in which the Company and its Subsidiaries are involved, except to the extent that such changes disproportionately adversely affect the Company and its Subsidiaries relative to other participants in such industries and markets; (C) changes in any Laws applicable to the Company and its Subsidiaries after the date of this Agreement; (D) changes in GAAP after the date of this Agreement; (E) the failure to meet analyst or Company projections, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or fact may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the condition (financial or otherwise), business, results of operations, assets or liabilities of the Company and its Subsidiaries taken as a whole); or (F) the execution or announcement of this Agreement or the announcement or consummation of the Merger;

(vii)    “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, Governmental Entity or other entity or organization.

(viii)    “Significant Subsidiary” has the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

(ix)    “Subsidiary” when used with reference to any Person, means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities or other ownership interests of which, are owned directly or indirectly by such Person, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

(x)    “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws or regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(xi)    “Tax” and “Taxes” shall mean (x) all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof and (y) any liability for amounts described in clause (x) under Treasury Regulation Section 1.1502-6, as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group or as a result of any agreement, implied or express, to indemnify any Person for amounts described in clause (x).

(xii)    “Tax Returns” shall mean returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with or provided to any Tax authority or any other Person (including any schedule or attachment thereto) with respect to the Company or its Subsidiaries, including any amendment thereof.

(b)    The words “include,” “includes,” and “including” are to be read as if they were followed by the phrase “without limitation.” Any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in that agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. The words “party” and “parties” refer only to a named party to this Agreement.

(c)    Each party has participated in negotiating and drafting this Agreement, so if an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement.

9.12    Schedules. The schedules are an integral part of this Agreement to the same extent as if the same has been set forth verbatim in this Agreement. Any matter disclosed pursuant to any Section of the Disclosure Schedule whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other Section of the Disclosure Schedule is reasonably apparent on its face is deemed to be disclosed with respect to such Sections of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto, but such disclosure is not an admission or representation as to the materiality of the item so disclosed.

9.13    Obligation of Parent. Whenever this Agreement requires Merger Sub or the Surviving Corporation to take any action, such requirement includes an undertaking on the part of Parent to cause Merger Sub or the Surviving Corporation, as the case may be, to take such action and a guarantee of the payment and performance thereof.

9.14    Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, each of which remains in full force and effect. The parties agree to negotiate in good faith to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

9.15    Specific Performance. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, prior to any valid termination of this Agreement in accordance with Article VIII, (a) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief, and (c) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time is not an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

9.16    Captions. The Article, Section and paragraph captions in this Agreement (including the Table of Contents) are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions of this Agreement.

[ Signature Page to Follow ]

The parties are signing this Agreement on the date stated in the introductory clause.

MPS GROUP, INC.

By:
Name:
Title:

ADECCO, INC.

By:
Name:
Title:

JAGUAR ACQUISITION CORP.

By:
Name:
Title:

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

October 19, 2009

The Board of Directors

MPS Group, Inc.

1 Independent Drive

Jacksonville, FL 32202

Members of the Board of Directors:

We understand that MPS Group, Inc. (“MPS”) proposes to enter into an Agreement and Plan of Merger dated as of October 19, 2009 (the “Merger Agreement”), among MPS, Adecco SA (“Adecco”) and Jaguar Acquisition Corp., a wholly owned subsidiary of Adecco (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into MPS (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of MPS (“MPS Common Stock”) will be converted into the right to receive $13.80 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of MPS Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to MPS;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MPS furnished to or discussed with us by the management of MPS, including certain financial forecasts relating to MPS prepared by the management of MPS (such forecasts, “MPS Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of MPS with members of senior management of MPS;

(iv)	reviewed the trading history for MPS Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of MPS with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

MPS Group, Inc.

(vii)	considered the results of our efforts on behalf of MPS to solicit, at the direction of MPS, indications of interest and definitive proposals from another third party with respect to a possible acquisition of all or a portion of MPS;

(viii)	reviewed the Merger Agreement; and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of MPS that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MPS Forecasts, we have been advised by MPS, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MPS as to the future financial performance of MPS. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MPS, nor have we made any physical inspection of the properties or assets of MPS. We have not evaluated the solvency or fair value of MPS or Adecco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of MPS, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on MPS or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any other arrangement or understanding entered into in connection with or related to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received the holders of MPS Common Stock (other than shares of MPS Common Stock owned by Adecco, Merger Sub, or any of their respective wholly owned subsidiaries, or any of MPS’s direct or indirect wholly owned subsidiaries or held in the treasury of MPS) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MPS or in which MPS might engage or as to the underlying business decision of MPS to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

MPS Group, Inc.

We have acted as financial advisor to MPS in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, MPS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MPS, Adecco and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MPS and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities for MPS and (ii) having provided or providing certain treasury and fixed income services to MPS.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Adecco and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as bookrunner on a certain debt offering for Adecco and bookrunner and/or lender under certain credit facilities for Adecco and (ii) having provided or providing certain financial advisory, treasury and fixed income services to Adecco.

It is understood that this letter is for the benefit and use of the Board of Directors of MPS in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on MPS, Adecco or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

MPS Group, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of MPS Common Stock is fair, from a financial point of view, to such holders.

Very truly yours, /s/ Merrill Lynch, Pierce, Fenner & Smith Inc. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

FORM OF PROXY CARD

MPS Group, Inc.

C123456789
MR. A SAMPLE 000004		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1		000000000.000000 ext 000000000.000000 ext
ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by [    ], Central Time, on [    ], 20    .

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

i IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. i

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1. To approve the Agreement and Plan of Merger, dated as of October 19, 2009, by and among Adecco, Inc., Jaguar Acquisition Corp. and MPS Group, Inc.		☐ For	☐ Against	☐ Abstain
2. To approve the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies.		☐ For	☐ Against	☐ Abstain

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890 J N T
MR. A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR. A SAMPLE AND MR. A SAMPLE AND
9 0 A V 0 1 3 4 0 0 1	MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Shareholders,

you can be sure your shares are represented at the meeting

by promptly returning your proxy in the enclosed envelope.

i IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. i

Proxy — MPS Group, Inc.

1 Independent Drive

Jacksonville, Florida 32202

This Proxy is Solicited on Behalf of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS that I, the undersigned shareholder of MPS Group, Inc., a Florida corporation (“the Company”), do hereby nominate, constitute, and appoint Derek E. Dewan and Timothy D. Payne, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the common stock, par value $0.01 per share, of the Company standing in my name on its books on [    ], 20    , at the Special Meeting of its Shareholders to be held at [                    ], on [            ], 20    , at [    ], local time, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID, SELF-ADDRESSED ENVELOPE.